EXHIBIT 10.18

[Form of]

MERCHANT ASSET PURCHASE AGREEMENT

by and among

FIRST HORIZON MERCHANT SERVICES, INC.,

GLOBAL CARD SERVICES, INC.,

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

and

NOVA INFORMATION SYSTEMS, INC.

JANUARY 31, 2006

Table of Contents

SCHEDULES

2.3	Merchant Security Arrangement Sharing
4.2	Schedule of Relationship Merchants Subject to the Holdback Amount
4.5	Items to be Prorated
11.4(f)	Schedule of Annual Net Revenue of Assigned Merchants

EXHIBITS

Exhibit "A" - Bill of Sale and Assignment and Assumption Agreement

Exhibit "B" - Interim Services Agreement

Exhibit "C" - Merchant Services Agreement

Exhibit "D" - Non-Competition Agreement

Exhibit "E" - Opinion of Counsel to Parent, GCS and Seller

Exhibit "F" - Opinion of Counsel to Buyer

Exhibit "G" - Forms of Merchant Agreements

Exhibit "H" – Form of Employee Retention, Sale Participation and Non-Solicitation Agreement

Exhibit "I" – Form of Residual Commission Buyout Agreement

MERCHANT ASSET PURCHASE AGREEMENT

THIS MERCHANT ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of January 31, 2006, by and among FIRST HORIZON MERCHANT SERVICES, INC., a Tennessee corporation ("Seller"), GLOBAL CARD SERVICES, INC., a Florida corporation ("GCS"), FIRST TENNESSEE BANK NATIONAL ASSOCIATION, a national banking association ("Parent") and NOVA INFORMATION SYSTEMS, INC., a Georgia corporation ("Buyer").

R E C I T A L S:

Seller is a former division and a current indirect subsidiary of Parent. Parent is the owner of certain of the fixed assets related to the Business (as defined in Section 1.1 of this Agreement).

GCS is a wholly owned subsidiary of Seller.

Both Parent, Seller and GCS, on the one hand, and Buyer, on the other hand, are engaged in the Merchant Processing Business, including the business of providing Merchant Services to commercial establishments which accept Credit Cards, Private Label Cards, Gift Cards, Travel and Entertainment Cards, Debit Cards and other Financial Transaction Devices. Seller, Parent and GCS desire to sell and transfer to Buyer, and Buyer desires to acquire and assume, certain assets and liabilities related to the Business on the terms and subject to the conditions set forth in this Agreement (the "Transaction"). The parties also desire to enter into certain other agreements in connection with the Transaction.

Certain capitalized terms used in this Agreement are defined in Section 1.1.

NOW, THEREFORE, in consideration of these premises and the mutual covenants set forth herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1          Definitions. Except as otherwise expressly provided, the capitalized terms set forth below shall have the meanings set forth below. Capitalized terms used in this Agreement and defined elsewhere in this Agreement shall have the meanings given to them where defined herein.

"Acquiring Merchant" means a Merchant for whom Parent, Seller or GCS provides Merchant Services in connection with which Parent, Seller or GCS bears the risk (whether by Payment Network Regulation, contract, or otherwise) for Chargebacks or Credit Losses.

"Acquiror" shall have the meaning set forth in Section 8.4(b).

"Acquisition Transaction" shall have the meaning set forth in Section 8.4(a).

"Affiliate" of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For this purpose, "control" shall exist when a Person owns beneficially, directly or indirectly, more than 50% of the outstanding voting securities or equity interests of another Person or where a Person has the ability to elect or to cause the election of a majority of the directors, partners, members or managers of another Person.

"Agent Bank" means a financial institution sponsored by Seller and for which services related to the Business are provided to such financial institution and/or its merchants by or on behalf of Seller.

"Agent Bank Agreement" means an agreement between Parent, Seller or GCS and an Agent Bank pursuant to which the Agent Bank and Parent, Seller or GCS provide services relating to the Business.

"Agreed Allocation" shall have the meaning set forth in Section 4.2.

"Applicable Period" means, with respect to any Buyer Confidential Information, Transferred Business Confidential Information or Seller Confidential Information that qualifies as a trade secret under applicable Law, the maximum survival period allowed thereby, and as to all other Buyer Confidential Information, Transferred Business Confidential Information or Seller Confidential Information, five (5) years after the date of this Agreement.

"Assets" of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

"Assigned Acquiring Merchant" means any Acquiring Merchant that is a party to an Assigned Merchant Agreement.

"Assigned Acquisition Contract" means any of those certain contracts described in Section 2.1(c).

"Assigned Merchant" means any Merchant that is a party to an Assigned Merchant Agreement.

"Assigned Merchant Agreement" means any Merchant Agreement to which Parent, Seller or GCS is party as of the Effective Time, except for those Merchant Agreements identified on Section 2.2(d)(i) of the Seller Disclosure Schedule.

"Assigned Other Contracts" shall have the meaning set forth in Section 2.1(e).

"Assigned Other Merchant" means any Other Merchant that is a party to an Assigned Merchant Agreement.

"Assigned Real Property Leases" shall have the meaning set forth in Section 2.1(d).

"Assumed Liabilities" shall have the meaning set forth in Section 3.1.

"Bill of Sale and Assignment and Assumption Agreement" shall have the meaning set forth in Section 5.2(a)(i).

"BINs" and "ICAs" means the VISA bank identification numbers and MasterCard interchange clearing account numbers owned by Seller and/or Parent and used in the Business which shall be transferred to Buyer or its designee in connection with the Transaction.

"Books and Records" shall have the meaning set forth in Section 2.2(e).

"Business" means the Merchant Processing Business conducted by Parent, Seller and GCS.

"Business Day" means a day other than a Saturday, Sunday, or a legal holiday on which federally chartered banks in Memphis, Tennessee are generally closed for business.

"Buyer Confidential Information" shall have the meaning set forth in Section 9.2(a)(i).

"Buyer Consents" shall have the meaning set forth in Section 7.3.

"Buyer Disclosure Schedule" means the written information entitled "Buyer Disclosure Schedule to Merchant Asset Purchase Agreement" delivered to Seller on the date of this Agreement describing the matters contained therein. Parent, GCS and Seller shall not be entitled to claim that any fact or combination of facts constitutes a breach of any of the representations or warranties of Buyer contained in this Agreement if and to the extent that such fact or combination of facts has been fairly disclosed in the numbered section of the Buyer Disclosure Schedule that corresponds to the Section of this Agreement in respect of which such disclosure is made (in each case in sufficient detail to put a reasonable person on notice of the relevance of the facts or circumstances so disclosed); provided, however, that the burden of proof in this regard shall, with respect to the Buyer Disclosure Schedule, always rest with Buyer. The inclusion, in and of itself, of any matter in the Buyer Disclosure Schedule shall not be deemed an admission or an acknowledgement or otherwise to imply that any such matter is material or outside the ordinary course of business for purposes of this Agreement (unless such conclusion or inference is to be reached on the basis of the representation(s) that such matter qualifies, or unless such matter is included as part of the certificate to be delivered by Buyer pursuant to Section 10.3(c)).

"Buyer Group" shall have the meaning set forth in Section 11.2(a).

"Buyer Standard of Care" shall have the meaning set forth in Section 11.5.

"Buyer Threshold" shall have the meaning set forth in Section 11.4(b).

"Card" means any of a Credit Card, Gift Card, Travel and Entertainment Card, electronic benefits transfer Card, Private Label Card and/or Debit Card.

"Cash Payment" shall have the meaning set forth in Section 4.1.

"Chargeback" means a transaction that has been presented to either the cardholder or the issuer of a Financial Transaction Device and for which payment has been refused or reversed in accordance with the Payment Network Regulations or Card issuer policies.

"Claim" shall have the meaning set forth in Section 11.1(c).

"Closing" shall have the meaning set forth in Section 5.1.

"Closing Date" shall have the meaning set forth in Section 5.1.

"Confidentiality Agreement" means that certain confidentiality agreement dated October 21, 2005 by and among Buyer, Parent and Seller.

"Consent" means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

"Consequential Damages" means consequential damages, including without limitation lost profits and/or damages calculated on the basis of a multiple of revenue, earnings, or other financial measure.

"Contest" shall have the meaning set forth in Section 4.3(d).

"Contract" means, with respect to any Person, any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which such Person is a party or that is binding on such Person or its capital stock, Assets or business.

"Conversion Date" means the Business Day following the Closing of the Transaction as agreed to by the Parties in the Interim Services Agreement when the Buyer (or its designee) assumes the obligations from Parent, GCS and/or Seller for providing the services identified in the Interim Services Agreement as required to process, clear and settle the Financial Transaction Device transactions of Assigned Merchants. Such process shall include without limitation the transfer to Buyer (or its designee) of the BINs and ICAs used in the Business, as approved by VISA and MasterCard.

"Credit Card" means (i) a VISA card or other card bearing the symbol(s) of VISA U.S.A., Inc. or VISA International, Inc., or (ii) a MasterCard card or other card bearing the symbol(s) of MasterCard International Incorporated, or (iii) any card bearing the symbols of any other Credit Card Association.

"Credit Card Associations" means (i) VISA U.S.A., Inc., (ii) VISA International, Inc., (iii) MasterCard International Incorporated and any successor organization or association to any of the foregoing.

"Credit Loss" means any loss resulting from the failure by a Merchant to pay amounts owed by it under a Merchant Agreement or any other loss incurred for any reason attributable to a Merchant.

"Damages" shall have the meaning set forth in Section 11.2(a).

"Debit Card" means a card bearing the symbol(s) of one or more EFT Networks which enables the holder to pay for goods or services by authorizing an electronic debit to the cardholder's designated deposit account.

"Default" means (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

"Default Allocation" shall have the meaning set forth in Section 4.2(a).

"Deferred Transferred Assets" shall have the meaning set forth in Section 5.3(c).

"Designated Employee Transfer Date" shall have the meaning set forth in Section 8.5(b).

"Designated Employees" shall have the meaning set forth in Section 6.11(a).

"Effective Time" shall have the meaning set forth in Section 5.1.

"EFT Networks" means electronic funds transfer networks such as STAR, Pulse, and NYCE, Interlink, Maestro and other similar networks.

"Equipment" shall have the meaning set forth in Section 2.1(i).

"Equipment Contracts" shall have the meaning set forth in Section 2.1(b).

"Evaluation Material" shall have the meaning set forth in Section 9.2(i).

"Excluded Events" shall have the meaning set forth in the last sentence of Section 11.4(e).

"FHN" means First Horizon National Corporation, the parent company of Parent.

"Financial Transaction Device" or "FTD" means any Card and any other financial transaction device, such as a stored value card or "smart" card, that is used for the purpose of obtaining credit or debiting consumer accounts at the point of sale and is effected through transactions with merchants, and other reasonably related products and services provided pursuant or ancillary to or in connection with transactions effected pursuant to the rules and regulations, to the extent applicable, of one or more Payment Networks.

"GAAP" means United States generally accepted accounting principles.

"Gift Card" means a prepaid Credit Card issued by a Merchant in accordance with the rules of the Credit Card Associations.

"Group One Representations and Warranties" shall mean (a) as to Parent, GCS and Seller, the representations and warranties contained in Sections 6.2 (Power; Authority; Enforceable Obligations), 6.6 (Title to Assets) and 13.14 (Brokers and Finders), and (b) as to Buyer, the representations and warranties contained in Sections 7.2 (Power; Authority; Enforceable Obligations) and 13.14 (Brokers and Finders).

"Group Two Representations and Warranties" means the representations and warranties made by Parent, GCS and Seller in Sections 6.8(a) and (c) (but solely as such representations and warranties relate to Assigned Merchants and Assigned Merchant Agreements), Sections 6.3(a)(iii), 6.3(b), 6.4, 6.8(b), (d), (f) and (g), and Section 6.12.

"Holdback Amount" has the meaning set forth in Section 4.2.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Indemnified Party" shall have the meaning set forth in Section 11.3(a).

"Indemnifying Party" shall have the meaning set forth in Section 11.3(a).

"Interim Services Agreement" shall have the meaning set forth in Section 5.2(a)(iii).

"ISO" and "ISA" means an independent sales organization or an independent sales association, respectively, that is a party to an ISO Agreement or an ISA Agreement.

"ISO Agreement" and "ISA Agreement" means an agreement or arrangement whether oral or in writing by and between Parent, Seller or GCS and an ISO, or Parent, Seller or GCS and an ISA, respectively, providing for the referral of prospective Merchants.

"Knowledge" of a party means, in the case of Parent, Seller and GCS, the actual knowledge of executive officers and of the persons listed in Section 1.1(k) of the Seller Disclosure Schedule (which in all events includes the senior executive officers of the Business) and in the case of Buyer, the persons listed in Section 1.1(k) of the Buyer Disclosure Schedule, in all cases after due investigation and reasonable inquiry.

"Law" means any code, law, ordinance, regulation, reporting or licensing requirement, rule or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

"Liability" means any liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense and reasonable attorneys' fees), deficiency, guaranty or endorsement of or by any Person (other than endorsement of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, direct or indirect, primary or secondary, or otherwise.

"Licensed Software" shall mean Software and other technology which is licensed by Parent, Seller and/or GCS from third parties and which is used by Parent, Seller and/or GCS (including their Merchants) in the Business, including the Seller Proprietary Rights, as described and identified in Section 6.12(e) of the Seller Disclosure Schedule. Licensed Software excludes any Software licensed from third parties (i) by Seller, GCS and/or Parent or any of Seller's, GCS's and/or Parent's Affiliates that is not used in the Business, (ii) by Seller, GCS and/or Parent or any of Seller's, GCS's and/or Parent's Affiliates that is "off the shelf" licensed software, unless such "off the shelf" licensed software is assignable and (iii) by Parent or any of Parent's Affiliates other than Seller or GCS that is not "off the shelf" licensed software and that is licensed for use in FHN's and its Affiliates' corporate operations.

"Lien" means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest.

"Litigation" means any action, suit, claim, indictment, grievance, arbitration, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding relating to or affecting a party, its business, its Assets, Contracts, or the Transaction.

"Material Adverse Effect" means a circumstance, state of facts, event, change or occurrence which, either alone or when taken together with other circumstances, states of facts, events, changes or occurrences, does or could reasonably be expected to have a material adverse effect on (i) in the case of or with respect to Buyer, the ability of Buyer to perform its obligations under this Agreement and the other Operative Documents or to consummate the Transaction, (ii) in the case of or with respect to Seller, GCS or the Business, the condition (financial or otherwise), properties, assets, liabilities, position, business or results of operations of Seller and GCS with respect to the Business or the Transferred Assets, taken as a whole, or the ability of Seller and GCS to perform their respective obligations under this Agreement and the other Operative Documents or to consummate the Transaction, and (iii) in the case of or with respect to Parent, the ability of Parent to perform its obligations under this Agreement and the other Operative Documents or to consummate the Transaction.

"Merchant" means any person or entity (other than Seller and/or Parent or GCS) that is a party to a Merchant Agreement and specifically includes both (a) Acquiring Merchants and (b) Other Merchants.

"Merchant Accounts Receivable" shall have the meaning set forth in Section 2.1(a).

"Merchant Agreement" means an agreement between or among Parent, Seller or GCS, as applicable, and a Merchant, pursuant to which the Merchant undertakes to honor Financial Transaction Devices and Parent, Seller or GCS, as applicable, undertakes to provide Merchant

Services. The parties acknowledge and agree that a Merchant Agreement may be constituted of (i) an application page duly executed by the Merchant together with (ii) a pricing schedule and (iii) terms and conditions, as amended from time to time, provided to the Merchant, all of which taken together are legally binding upon the Merchant and Parent, Seller or GCS, as applicable.

"Merchant Processing Business" means, with respect to any Person, the business of providing Merchant Services.

"Merchant Security Arrangements" shall have the meaning set forth in Section 2.3.

"Merchant Security Arrangement Allocation Period" shall have the meaning set forth in Section 2.3.

"Merchant Services" means acceptance of FTD transaction records in documentary or electronic form from merchants (i) in the case of GCS, in connection with the routing of such transaction records to the appropriate sources for authorizations, settlement, retrievals, Chargebacks, and other transactions by such merchants' processors and (ii) in the case of FHMS, in connection with the processing and clearing of such records for settlement and payment to such merchants, and such activities as are incidental, reasonably complementary or reasonably similar thereto, including general ledger posting, retrievals and Chargebacks, as are conducted or engaged in by Buyer or its Affiliates, respectively, from time to time; provided, that "Merchant Services" specifically excludes commercial treasury management, cash management, check clearing and other commercial bank customer payment systems products or services offered by FTB, its Affiliates, successor or assigns, respectively, from time to time, so long as none of such products or services implicate the acceptance and/or processing of association-branded or association-supported payment devices for goods or services.

"Merchant Services Agreement" shall have the meaning set forth in Section 5.2(a)(iv).

"Net Revenue" shall mean, with respect to any Assigned Merchant, for purposes of Section 11.4(f), (i) if applicable, the annual net revenue received by FHMS or GCS, as applicable, for providing Merchant Services to such Assigned Merchant during the twelve (12) months ended November 30, 2005, as particularly set forth on Schedule 11.4(f), and (ii) if such Assigned Merchant was not a Merchant for such full twelve month period ending November 30, 2005, the annualized net revenue received by FHMS or GCS, as applicable, for providing Merchant Services to such Assigned Merchant calculated with respect to the period beginning on the date such Assigned Merchant became a Merchant and ending on the Closing Date.

"Non-Competition Agreement" shall have the meaning set forth in Section 5.2(a)(v).

"Operative Documents" means this Agreement, the Merchant Services Agreement, the Interim Services Agreement, the Non-Competition Agreement, and the Transfer Documents.

"Order" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

"Ordinary Course of Business" means, with respect to actions and operations conducted by Parent, Seller and/or GCS with respect to the Business, actions and operations that are (a) consistent with the past practices of the Business, (b) taken in the ordinary course of the normal, day-to-day operations of the Business, and (c) not required to be authorized by the Board of Directors of Parent, Seller or GCS.

"Other Contracts" shall have the meaning set forth in Section 6.8(j)(iv).

"Other Merchant" means a Merchant for whom Parent, Seller or GCS provides Merchant Services in connection with which Parent, Seller or GCS does not bear any risk (whether by Payment Network Regulation, contract, or otherwise) for Chargebacks or Credit Losses.

"Other Representations and Warranties" means the representations and warranties made by Parent, GCS and Seller in this Agreement (or any certificate delivered pursuant to Section 10.2(c)) other than any Group One Representations and Warranties and Group Two Representations and Warranties.

"Owned Software" shall mean (a) all Software which is owned by Seller or GCS, whether developed by Seller, GCS, any other Person, (b) all Software which is owned by Parent, whether developed by Parent or any other Person, that is designed for use in or which is used in the Business, and (c) with respect to (a) and (b), any Software that is included in Seller Proprietary Rights. The Owned Software is identified in Section 6.12(d) of the Seller Disclosure Schedule.

"Parent Transaction" shall have the meaning set forth in Section 8.4(b).

"Payment Network" means any Credit Card Association, EFT Network and any other organization or association that issues or sponsors a Financial Transaction Device.

"Payment Network Regulations" means, collectively, the rules and regulations promulgated by any Payment Network.

"Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

"Permitted Liens" means Liens for Taxes not yet due and payable and such Liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property or asset affected thereby.

"Person" shall mean a natural person or any legal, commercial or governmental entity, including a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, or person acting in a representative capacity.

"Post-Closing Period" shall have the meaning set forth in Section 4.3(e).

"Pre-Closing Period" shall have the meaning set forth in Section 4.3(e).

"Private Label Card" means a Credit Card issued by and bearing the symbols of Merchants enabling their customers to purchase such Merchant's products and services through the extension of credit.

"Purchase Price" shall have the meaning set forth in Section 4.1.

"Regulatory Authorities" shall mean, collectively, the United States Federal Trade Commission, the United States Department of Justice, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, all federal or state regulatory agencies having jurisdiction over Parent, Buyer or Seller, the Securities and Exchange Commission, the Payment Networks, the New York Stock Exchange and any other federal or state governmental agency or regulatory body.

"Relationship Merchant" shall mean any one of the five Top 100 Acquiring Merchants identified on Schedule 4.2.

"Representative" means, with respect to any Person, any investment banker, financial advisor, attorney, accountant, employee, officer, director, consultant, or other agent or representative of such Person.

"Retained Assets" shall have the meaning set forth in Section 2.2.

"Retained Books and Records" shall have the meaning set forth in Section 2.2(e).

"Retained Contracts" shall have the meaning set forth in Section 2.2(d).

"Retained Liabilities" shall have the meaning set forth in Section 3.2.

"Seller Confidential Information" shall have the meaning set forth in Section 9.2(e).

"Seller Consents" shall have the meaning set forth in Section 6.3.

"Seller Disclosure Schedule" means the written information entitled "Seller Disclosure Schedule to Merchant Asset Purchase Agreement" delivered on the date of this Agreement to Buyer describing the matters contained therein. Buyer shall not be entitled to claim that any fact or combination of facts constitutes a breach of any of the representations or warranties of Parent, Seller or GCS contained in this Agreement if and to the extent that such fact or combination of facts has been fairly disclosed in the numbered section of the Seller Disclosure Schedule that corresponds to the Section of this Agreement in respect of which such disclosure is made (in each case in sufficient detail to put a reasonable person on notice of the relevance of the facts or circumstances so disclosed); provided, however, that the burden of proof in this regard shall, with respect to the Seller Disclosure Schedule, always rest with Seller, GCS and/or Parent, as applicable. The inclusion, in and of itself, of any matter in the Seller Disclosure Schedule shall not be deemed an admission or an acknowledgement or otherwise to imply that any such matter is material or outside the ordinary course of business for purposes of this Agreement (unless such conclusion or inference is to be reached on the basis of the representation(s) that such matter qualifies (e.g., Section 6.8(j)), or unless such matter is included as part of the certificate to be delivered by Parent and Seller pursuant to Section 10.2(c)).

"Seller Financial Information" shall have the meaning set forth in Section 6.4.

"Seller Group" shall have the meaning set forth in Section 11.2(b).

"Seller Proprietary Rights" shall have the meaning set forth in Section 6.12(a).

"Seller Threshold" shall have the meaning set forth in Section 11.4(a).

"Software" means the Owned Software and the Licensed Software, collectively, in the form and condition that such Software exists on the Closing Date.

"Specified Consents" shall have the meaning set forth in Section 5.3(b).

"Specified Merchant" means any Assigned Merchant that (a) is involved in the airline, cruise line, or tour operator business (whether as an Acquiring Merchant or Other Merchant), (b) is a Top 100 Acquiring Merchant, or (c) is a Top 10 Other Merchant.

"Specified Merchant Agreement" means any Merchant Agreement to which a Specified Merchant is a party.

"Straddle Period" shall have the meaning set forth in Section 4.3(e).

"Survival Period" shall have the meaning set forth in Section 11.1(a).

"Tax" or "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including all gross receipts, sales, use, value added, ad valorem, real estate transfer, documentary stamp, gains, bulk sales, profits, license, withholding, payroll, employment, social security, unemployment, excise, severance, property or other similar taxes, duties, fees, assessments or charges of any kind whatsoever, including any interest, penalties or additional amounts attributable thereto imposed by any United States federal, state, local or foreign governmental authority, and specifically including any taxes, duties, fees or charges imposed on or measured by net or gross income, capital stock or net worth or in the nature of an income, capital, franchise, or net worth tax.

"Tax Return" shall mean any return, report, information return, statement, declaration or other document (including any related or supporting information) filed or required to be filed with any United States federal, state, local or foreign governmental authority in connection with any determination, assessment or collection of any Tax or other administration of any Laws, regulations or administrative requirements.

"Termination Date" shall have the meaning set forth in Section 12.1(b).

"Third Party Claim Notice" shall have the meaning set forth in Section 11.3(a).

"Third Party Claims" shall have the meaning set forth in Section 11.3.

"Tier 1 Relationship Merchant" shall mean any one of the three Relationship Merchants identified as such on Schedule 4.2.

"Tier 2 Relationship Merchant" shall mean any one of the two Relationship Merchants identified as such on Schedule 4.2.

"Top 100 Acquiring Merchants" means the one hundred (100) Assigned Acquiring Merchants with the highest dollar value of Card transactions processed during the twelve (12) month period ending November 30, 2005.

"Top 10 Other Merchants" means the ten (10) Assigned Other Merchants with the highest dollar value of revenue earned by the Business during the twelve (12) month period ending November 30, 2005.

"Transaction" means collectively the various transactions contemplated by the Operative Documents.

"Transfer Documents" shall have the meaning set forth in Section 5.2(a)(ii).

"Transfer Taxes" shall have the meaning set forth in Section 4.3(a).

"Transferred Assets" shall have the meaning set forth in Section 2.1 and shall include any Deferred Transferred Asset from and after the time such Asset is transferred to Buyer.

"Transferred Books and Records" shall have the meaning set forth in Section 2.1(j).

"Transferred Business Confidential Information" shall have the meaning set forth in Section 9.2(a)(ii).

"Transferred Contracts" shall have the meaning set forth in Section 2.1(f).

"Transferred Employees" shall have the meaning set forth in Section 8.5(b).

"Transferred Permits" shall have the meaning set forth in Section 2.1(g).

"Transferred Vendor Contracts" shall have the meaning set forth in Section 2.1(f).

"Transition Period" means the period from the Closing Date through and including the Conversion Date.

"Travel and Entertainment Card" means any and all of the credit or charge cards issued by any of American Express Company, Discover Bank, Carte Blanche, JCB International Credit Card Co., Ltd. and Diners Club International Ltd.

"WARN Act" shall have the meaning set forth in Section 3.2(c).

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1          Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing and effective as of the Effective Time, Parent, Seller and GCS shall sell, transfer, convey, assign and deliver to Buyer, free and clear of all Liens (other than Permitted Liens), and Buyer shall purchase, acquire and accept from Parent, GCS and Seller, all of Parent's, GCS's and Seller's respective right, title and interest in and to the following assets, rights, properties, claims and contracts, whether tangible or intangible, real, personal or mixed, accrued, contingent or otherwise, described in paragraphs (a) through (o) below ("Transferred Assets"):

(a)          all Assigned Merchant Agreements, including any rights and interests of Parent, Seller or GCS under any guaranty agreements and, subject to Section 2.3, any Merchant Security Arrangements established or maintained in connection with the Assigned Merchant Agreements, but not including (i) any right to receive payment for or in connection with transactions processed before the Effective Time (including all accounts receivable, all notes, bonds, guarantees, and other evidence of indebtedness and all other rights to receive payments arising out of the Assigned Merchant Agreements before the Effective Time) (the "Merchant Accounts Receivable") or (ii) any right to assert claims or take other actions in respect of Defaults under the Assigned Merchant Agreements that arise out of or relate to events occurring before the Effective Time;

(b)          all Contracts for the provision by third parties of point-of-sale terminals to Assigned Merchants in connection with the Business in which Parent, Seller or GCS has any economic interest or with respect to which Seller or GCS derives any revenue (the "Equipment Contracts"), but not including any right to receive payment or to assert claims or take other action in respect of Defaults under the Equipment Contracts that arise out of or relate to events occurring prior to the Effective Time;

(c)          all Contracts identified on Section 2.1(c) of the Seller Disclosure Schedule pursuant to which, in the last five (5) years, (x) Parent, Seller or GCS acquired any Merchant Processing Business or any business which is incidental to and in support of the Business from any Person, whether by acquisition of substantially all of the assets or the capital stock, or by merger, of such Merchant Processing Business or business, or (y) Parent, Seller or GCS sold certain assets and liabilities of the Business to another Person (collectively, the "Assigned Acquisition Contracts");

(d)          the real property leases identified on Section 2.1(d) of the Seller Disclosure Schedule (the "Assigned Real Property Leases"), but not including any right to receive payment or to assert claims or take other action in respect of Defaults under the Assigned Real Property Leases that arise out of or relate to events occurring prior to the Effective Time;

(e)          the Contracts identified in Section 2.1(e) of the Seller Disclosure Schedule (the "Assigned Other Contracts"), but not including any right to receive payment or to assert claims or take other action in respect of Defaults under the Assigned Other Contracts that arise out of or relate to events occurring prior to the Effective Time;

(f)           all Contracts (other than Assigned Merchant Agreements, Assigned Acquisition Contracts, Equipment Contracts, Assigned Other Contracts, Assigned Real Property Leases, and insurance policies) pursuant to which Parent, Seller or GCS obtains goods, benefits or services from, or provides goods, benefits or services to, a third party in connection with the Business and which are to be assigned to Buyer as identified on Section 2.1(f) of the Seller Disclosure Schedule (collectively, the "Transferred Vendor Contracts," and together with the Assigned Merchant Agreements, the Equipment Contracts, the Assigned Acquisition Contracts, the Assigned Other Contracts and the Assigned Real Property Leases, the "Transferred Contracts"), including any right to receive goods, services or payments pursuant to the Transferred Vendor Contracts, but not including any right to assert claims or take other actions in respect of Defaults under the Transferred Vendor Contracts that arise out of or relate to events occurring before the Effective Time;

(g)          to the extent transferable, the Permits identified on Section 2.1(g) of the Seller Disclosure Schedule, if any (the "Transferred Permits");

(h)          the BINs and ICAs used by Parent, Seller and/or GCS in connection with the Business, as identified on Section 2.1(h) of the Seller Disclosure Schedule;

(i)           all equipment set forth in Section 2.1(i) of the Seller Disclosure Schedule, any applicable related revenues accruing on or after the Effective Time, and all warranties and guarantees, if any, expressed or implied, existing for the benefit of Seller in connection with any of the same (collectively, the "Equipment");

(j)           the books, records, operating data, and documents, including Assigned Merchant Agreements (whether in hard copy or electronic form), relating to the Transferred Assets or the Business (including manuals, operating guidelines and practices, sales and promotional data, advertising materials, customer lists, credit information, historical cost and pricing information, supplier lists, reference catalogs, and other similar property) (the "Transferred Books and Records"); provided, however, that in no event shall such Transferred Books and Records include books or records involving operations other than of the Business, and further provided that Parent, GCS and/or Seller may retain copies of such Transferred Books and Records;

(k)          to the extent assignable or otherwise transferable, but subject to the obligations in Section 5.3, all rights in and to the Licensed Software;

(l)           the trademarks and trademark registrations identified on Section 2.1(l) of the Seller Disclosure Schedule;

(m)         the Owned Software, including copyright, trademark (unless and to the extent trademark rights include the names "First Horizon," "First Horizon Merchant

Services," "FHMSi," or "FHMS"), patent, trade secret and other rights thereto, and all copies of the Owned Software;

(n)          all copies in Seller's or GCS's possession of the Software and any other materials comprising or containing Seller's Proprietary Rights retaining no copies thereof; and

(o)          the goodwill associated with the Business as a going concern, to the extent any such goodwill exists.

2.2          Retained Assets. Parent, Seller and GCS shall retain all assets held by Parent, Seller, GCS or any of their respective Affiliates which are not included in the Transferred Assets (the "Retained Assets"), including:

(a)          all (i) cash and cash equivalents, including debt and equity securities owned by Seller or Parent, bank accounts and deposits, investments in money market funds, commercial paper, certificates of deposit, treasury bills and accrued interest thereon and (ii) accounts receivable and other rights to receive payments in respect of the Business including all Merchant Accounts Receivable; provided that, with respect to rights to receive payments in respect of the Business other than the Merchant Accounts Receivable, only those rights which arose prior to the Effective Time;

(b)          subject to such rights as may be licensed to Buyer under the other Operative Documents and except for rights in the Owned Software and the trademarks and trademark registrations identified on Section 2.1(l) of the Seller Disclosure Schedule, all ownership rights in all U.S. and foreign trademarks and trademark registrations, copyright registrations, trade name registrations, service marks and service mark registrations, logos and any applications or pending applications related to any of the foregoing, all confidential information (other than as embodied in the Transferred Books and Records or relating to or comprising the Transferred Assets), trade secrets, compilations, know-how, drawings, techniques, and processes, and all invention disclosures and common law trademarks, service marks, copyrights and trade names owned or controlled by Seller, GCS or Parent, pursuant to license or otherwise and whether or not used in the Business;

(c)          all rights in Licensed Software not transferred to Buyer under this Agreement;

(d)          all Contracts that are not Transferred Contracts, including (i) any Contracts identified on Section 2.2(d)(i) of the Seller Disclosure Schedule, and (ii) any Contracts of insurance in respect of the Business or the Transferred Assets (collectively, the "Retained Contracts");

(e)          all corporate charters, minute books, stock records and corporate seals, and all other books and records that are not included in the Transferred Books and Records ("Retained Books and Records"; the Transferred Books and Records and the

Retained Books and Records are sometimes collectively referred to herein as the "Books and Records");

(f)           any refunds, credits or other assets or rights (including interest thereon or claims therefor) with respect to any Taxes paid or incurred by Parent, Seller or GCS;

(g)          any rights (including rights to indemnification and any policy of insurance) and claims and recoveries under litigation against third parties arising out of or relating to events in respect of the Business occurring before the Effective Time; and

(h)          any assets used in the Business that are transferred or otherwise disposed of by Seller, GCS or Parent in compliance with the terms of this Agreement between the date of signing of this Agreement but before the Closing Date.

2.3          Access to Merchant Security Arrangements. The parties acknowledge and agree that Chargebacks resulting from transactions occurring prior to the Effective Date (a "Pre-Closing Chargeback") are for the sole account of Seller and that Chargebacks resulting from transactions occurring on or after the Effective Date (a "Post-Closing Chargeback") are for the sole account of Buyer. Seller has required certain Assigned Merchants to establish reserve accounts, letters of credit, and other forms of security (collectively, "Merchant Security Arrangements") for such Assigned Merchants' obligations and liabilities under the Assigned Merchant Agreements. Accordingly, during the twelve (12) month period following the Closing Date (the "Merchant Security Arrangement Allocation Period"), Seller and Buyer shall each be entitled to reimbursement from the then remaining funds in the applicable Merchant Security Arrangement on the sliding scale proportionate basis set forth in Schedule 2.3 attached hereto. In order to be entitled to reimbursement, the party having liability for such Chargeback (whether Buyer or Seller) shall notify the other party in writing and shall provide documentation reasonably requested showing that a Pre-Closing Chargeback or Post-Closing Chargeback, as applicable, has occurred with respect to the applicable Assigned Merchant and that the balance in the Assigned Merchant's account is not sufficient to cover the Chargeback. Following the termination of the Merchant Security Arrangement Allocation Period as to any Assigned Merchant, Buyer shall be entitled to the funds in such Merchant Security Arrangement, and Seller shall have no further interest in any such Merchant Security Arrangement. Notwithstanding the foregoing, (a) in no event shall Seller be entitled to more than fifty percent (50%) of the funds in any Merchant Security Arrangement as of the Effective Date, and (b) Buyer shall in no event be obligated to provide Seller with access to, and Seller shall have no rights to, or obligations relating to, any reserve accounts, letters of credit or other security established, created or collected, as applicable, by Buyer after the Effective Date with respect to any Assigned Merchant.

ARTICLE III

ASSUMPTION OF LIABILITIES

3.1          Transfer and Assumption of Assumed Liabilities. Effective as of the Effective Time and subject to the terms and conditions of the Operative Documents, as part of the consideration for the Transferred Assets to be transferred and sold to Buyer hereunder, Buyer shall agree to be bound by the Transferred Contracts and Transferred Permits and shall assume and agree to pay, perform and discharge, when due, only the following liabilities and obligations of Seller, GCS or Parent (the "Assumed Liabilities"):

(a)          the Liabilities and obligations of Seller, GCS and/or Parent arising at or after the Effective Time to perform under the Transferred Contracts and Transferred Permits assigned to Buyer pursuant to this Agreement, to the extent such Liabilities and obligations (i) are disclosed in or discernible from the face of such Transferred Contracts and Transferred Permits, (ii) are fairly disclosed on Section 3.1 of the Seller Disclosure Schedule, or (iii) are consistent with Seller's historical operation of the Business in the Ordinary Course of the Business and which Liabilities and obligations do not individually exceed $10,000 or collectively exceed $200,000 (excluding, for purposes of clauses (i), (ii) and (iii), any claim, Liability or obligation arising out of or relating to an actual or alleged Default of Seller, GCS or Parent that occurred prior to the Effective Time);

(b)          the obligations of Seller, GCS or Parent to pay assessments, interchange fees, transaction fees, fines, penalties or other fees or charges to the Credit Card Associations or EFT Networks, provided such obligations relate to transactions which occur both (i) under the Assigned Merchant Agreements and (ii) at or after the Effective Time;

(c)          Chargebacks in respect of any Credit Card transaction processed by Buyer pursuant to an Assigned Merchant Agreement with an Acquiring Merchant at and after the Effective Time and other Credit Losses at and after the Effective Time, but only to the extent that such Chargeback or other Credit Loss relates to or arises out of an original sales transaction occurring at or after the Effective Time; and

(d)          commissions payable to the Designated Employees as further described on Section 3.1(d) of the Seller Disclosure Schedule, to the extent that such commissions relate to sales generated after the Closing Date and prior to the Designated Employee Transfer Date; and

(e)          any other claims, Liabilities or Litigation in respect of the Transferred Assets, and the business conducted in connection with the foregoing, provided that any such claims, Liabilities or Litigation relate to or arise out of events, transactions or actions or omissions of Buyer on or after the Effective Time.

3.2	Retained Liabilities.

(a)          Buyer shall not assume or become liable for, in whole or in part, the payment or performance of any debts, Taxes (except as and to the extent provided in Section 4.3), Liabilities, Litigation, losses, Credit Losses, Chargebacks, accounts payable, indebtedness, mortgages, or other obligations of Seller, GCS, Parent or any Merchant or other third party, whether the same are known or unknown, now existing or hereafter arising, of whatever nature or character, whether absolute or contingent, liquidated or disputed, that are not Assumed Liabilities, including those items provided in Section 3.2(b) below (the "Retained Liabilities"). Without limiting the foregoing, Buyer shall not assume, and Seller and/or Parent shall retain, discharge and pay any and all liabilities and obligations, direct or indirect, absolute or contingent:

(i)           arising before the Effective Time, or relating to any time prior to the Effective Time, in connection with the ownership or operation of the Business or the Transferred Assets, including (x) any claim by any Person alleging any failure by Seller, GCS or Parent to comply with the terms and conditions of any Transferred Contract or Transferred Permit before the Effective Time and (y) any and all Chargebacks and Credit Losses in respect of any Assigned Merchant Agreement that relate to or arise out of transactions, events, acts or omissions of Seller, GCS, Parent or a Merchant or other third party which occurred prior to the Effective Time;

(ii)          in respect of any other claims, Liabilities or Litigation with respect to (A) the Retained Assets and the Business conducted in connection with the foregoing, and (B) the Transferred Assets and the Business conducted in connection with the foregoing, provided that any such claims, Liabilities or Litigation in respect of the Transferred Assets relate to or arise out of events, transactions or actions or omissions prior to the Effective Time; or

(iii)         arising out of or related to the matters set forth on Section 3.2(a)(iii) of the Seller Disclosure Schedule.

(b)          Buyer shall not adopt, assume or otherwise become responsible for, either primarily or as a successor employer, any assets or liabilities of any employee benefit plans, arrangements, commitments or policies currently provided by Seller, GCS, Parent, or by any member of Seller's, GCS's or Parent's controlled group of corporations, including any employee retention agreements or commission buyout agreements with any Designated Employees as referenced in Section 8.1(k). In particular, Buyer shall not assume liability for any group health continuation coverage or coverage rights under Internal Revenue Code Section 4980B and ERISA Section 606 which exist as of the Closing Date, the Effective Time or the Designated Employee Transfer Date, or which may arise as a result of termination of any group health plan or plans in existence in connection with the Business.

(c)          To the extent that, if required due to the sale of the Transferred Assets hereunder, adequate notice (or pay and benefits) is not provided by Seller, GCS or Parent under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§2101-2109 (the "WARN Act"), or Seller, GCS and/or Parent otherwise fail to comply with the WARN Act, Parent, Seller and GCS agree to retain, and Buyer shall not assume or otherwise become responsible for, any liability arising under the WARN Act with respect to the Designated Employees whose employment is terminated on or before the Closing Date, the Effective Time or the Designated Employee Transfer Date. To the extent the Buyer determines in its sole discretion to hire any Designated Employees after the Closing Date, Buyer agrees to provide adequate notice or assume any liability as may be required under the WARN Act or applicable state or local law for any terminations of such employment after hire by Buyer after the Effective Time.

ARTICLE IV

PURCHASE PRICE

4.1          Purchase Price. The aggregate purchase price for the Transferred Assets shall be (i) $432,700,000.00 in cash payable at the Closing (the "Cash Payment"), (ii) the assumption by Buyer of the Assumed Liabilities by execution of the Bill of Sale and Assignment and Assumption Agreement at the Closing and (iii) at the time and to the extent owed, as further provided by Section 4.2, the Holdback Amount (collectively, the "Purchase Price"). On the Closing Date, Buyer will deliver the Cash Payment to Parent by wire transfer of immediately available funds to such bank account or accounts as shall be designated in writing by Seller to Buyer at least two (2) Business Days prior to the Closing.

4.2	Holdback.

(a)          Holdback Amount. Seventeen Million Three Hundred Thousand Dollars ($17,300,000) of the Purchase Price (the "Holdback Amount") shall not be paid to Seller at the Closing, but shall instead be retained by Buyer and paid to Parent if and to the extent provided by this Section 4.2.

(b)	Tier 1 Relationship Merchants.

(i)           If on the second anniversary of the Closing Date, and provided the provisions of Section 4.2(b)(iv) do not apply, a Tier 1 Relationship Merchant then maintains its business relationship with Buyer and such relationship has not suffered a material adverse change (except where such material adverse change was caused by an Excluded Event with respect to such Tier 1 Relationship Merchant), then Buyer shall pay to Parent within five (5) Business Days after such anniversary one-third (1/3) of the portion of the Holdback Amount set forth on Schedule 4.2 opposite the name of such Tier 1 Relationship Merchant.

(ii)          If on the third anniversary of the Closing Date, and provided the provisions of Section 4.2(b)(iv) do not apply, a Tier 1 Relationship Merchant then maintains its business relationship with Buyer and such relationship has not suffered a material adverse change (except where such material adverse change was caused by an Excluded Event with respect to such Tier 1 Relationship Merchant), then Buyer shall pay to Parent within five (5) Business Days after such anniversary one-third (1/3) of the portion of the Holdback Amount set forth on Schedule 4.2 opposite the name of such Tier 1 Relationship Merchant.

(iii)        If on the fourth anniversary of the Closing Date, and provided the provisions of Section 4.2(b)(iv) do not apply, a Tier 1 Relationship Merchant then maintains its business relationship with Buyer and such relationship has not suffered a material adverse change (except where such material adverse change was caused by an Excluded Event with respect to such Tier 1 Relationship Merchant), then Buyer shall pay to Parent within five (5) Business Days after such anniversary one-third (1/3) of the portion of the Holdback Amount set forth on Schedule 4.2 opposite the name of such Tier 1 Relationship Merchant.

(iv)         Notwithstanding the other provisions of this Section 4.2(b), if on or before the fourth yearly anniversary of the Closing Date, a Tier 1 Relationship Merchant has executed a merchant agreement with Buyer on terms and conditions satisfactory to Buyer in the exercise of its commercially reasonable judgment, then Buyer shall pay to Parent within five (5) Business Days any then unpaid portion of the Holdback Amount set forth on Schedule 4.2 opposite the name of such Tier 1 Relationship Merchant.

(v)          For the avoidance of doubt, in no event will Parent entitled to be paid in respect of any Relationship Merchant more than the amount set forth opposite such Relationship Merchant's name on Schedule 4.2.

(c)          Tier 2 Relationship Merchants. If, on the first anniversary of the Closing Date, a Tier 2 Relationship Merchant then maintains its business relationship with Buyer and such relationship has not suffered a material adverse change (except where such material adverse change was caused by an Excluded Event with respect to such Tier 2 Relationship Merchant), then Buyer shall pay to Parent within five (5) Business Days after such anniversary the portion of the Holdback Amount set forth on Schedule 4.2 opposite the name of such Tier 2 Relationship Merchant. Further, if on or before the first anniversary of the Closing Date, a Tier 2 Relationship Merchant has executed a merchant agreement with Buyer on terms and conditions satisfactory to Buyer in the exercise of its commercially reasonable judgment, then Buyer shall pay to Parent within five (5) Business Days the portion of the Holdback Amount set forth on Schedule 4.2 opposite the name of such Tier 2 Relationship Merchant.

(d)          Manner of Payment. Any amounts payable under this Section 4.2 shall be paid by wire transfer of immediately available funds to such bank account or accounts as shall be designated in writing by Parent to Buyer at least two (2) Business Days prior to date such payment is due.

(e)          Commercially Reasonable Efforts to Procure Merchant Agreement. Beginning on the Closing Date and continuing throughout the first anniversary of the Closing Date (with respect to Tier 2 Relationship Merchants) and the fourth anniversary of the Closing Date (with respect to Tier 1 Relationship Merchants), Buyer shall, with such reasonable assistance from Parent, Seller and GCS as Buyer may from time to time request and as may be practicable, use its commercially reasonable efforts to cause each Relationship Merchant to execute a merchant agreement with Buyer on terms and conditions satisfactory to Buyer in the exercise of its commercially reasonable judgment.

(f)	Right to Withhold Payment.

(i)           Upon prior written notice to Parent, Seller and GCS, which notice shall set forth in reasonable detail the basis therefor, Buyer, acting in good faith, shall be entitled to withhold from any amount with respect to any Relationship Merchant that otherwise would be payable to Parent pursuant to this Section 4.2 any amount to which it may be entitled under Article XI, to the extent Buyer's claim under Article XI arises or results from Buyer's relationship with such

Relationship Merchant (and does not arise or result from Buyer's breach of the Buyer Standard of Care or an Excluded Event with respect to such Relationship Merchant), so long as Buyer has properly given notice to Parent, Seller and GCS of such claim as required by this Agreement and either (i) such claim has been finally resolved in Buyer's favor, or (ii) in the event that Parent, Seller and GCS dispute such claim, such claim is in the process of resolution as provided by this Agreement.

(ii)          Nothing in this Section 4.2(f) shall operate to limit the amount of a claim that Buyer may recover upon the proper resolution of such claim as provided by this Agreement. Without limiting the foregoing, this Section 4.2(f) shall not be deemed to limit Buyer's right to recovery in respect of any claim with respect to a Relationship Merchant to the amount initially withheld from the obligation otherwise payable to Parent, Seller and GCS if, upon final resolution thereof, the amount of the award to Buyer is greater than the amount withheld. Similarly, in the event that the final resolution of a claim with respect to a Relationship Merchant awards Buyer an amount less than that withheld, then NOVA shall pay over to Parent that portion of the withheld monies that is in excess of the amount of the award within two (2) Business Days following the date of the final resolution of such claim.

4.3	Allocation of Purchase Price.

(a)          The Purchase Price shall be allocated among the Transferred Assets and the Merchant Services Agreement, if applicable, in the manner set forth in a schedule that shall be jointly prepared by Buyer and Seller on or prior to the Closing Date (the "Agreed Allocation"); provided, that if Buyer and Seller fail to agree after good faith efforts on the part of each of them on the allocation in such schedule on or prior to the Closing Date, the Purchase Price shall be allocated first to tangible personal property in accordance with Seller's net book value of such property as of the last day of the most recent month prior to the Closing Date for which Seller has completed the closing of its consolidated balance sheet, and the balance of the Purchase Price shall be allocated to the intangible Transferred Assets and goodwill (the "Default Allocation").

(b)          Each party agrees that it will adopt and utilize the amounts allocated pursuant to Section 4.2(a) to each of the Transferred Assets and such other assets and benefits for all tax purposes, including in preparation of all Tax Returns (including, if required, IRS Form 8594 and any supplements thereto) filed by it and that it will not voluntarily take any tax position inconsistent therewith, or on any such Tax Returns or in any legal or administrative proceeding or otherwise. Each party agrees to prepare and timely file all applicable Internal Revenue Service and applicable State tax forms (including, if required, IRS Form 8594 and any required supplements thereto), to cooperate with the other party in the preparation of such forms, and to furnish the other party with a copy of such forms prepared in draft, within a reasonable period before the filing due date thereof. Neither party will assert that such allocation was not separately bargained for at arm's-length and in good faith. Each party recognizes that the Purchase

Price does not include Buyer's acquisition expenses and that Buyer will allocate such expenses appropriately.

4.4	Transfer Taxes.

(a)          All sales taxes, use taxes, gross receipts taxes, value added taxes, goods and services taxes, excise taxes, real estate transfer taxes, recordation taxes, documentary taxes, stamp taxes, and other similar taxes, charges, fees, levies, or other assessments, but specifically excluding any taxes, duties, fees or charges imposed on or measured by net or gross income, capital stock or net worth or in the nature of an income, capital, franchise, or net worth tax, arising from or in connection with the transfers by Parent, Seller and GCS of the Transferred Assets to Buyer ("Transfer Taxes") shall be borne by Buyer.

(b)          To the extent that any Transfer Taxes apply to the transfers by Parent, Seller and GCS of the Transferred Assets to Buyer, the relevant Tax Return shall be prepared by the party required by law to file such return and shall be submitted to the other party for its review and approval (which shall not be unreasonably withheld or delayed). Upon such approval, the preparing party shall timely file the relevant Tax Return and remit the Transfer Taxes shown on such Tax Returns, but if the preparing party is Seller, then Buyer shall reimburse Seller and GCS therefor. The parties shall cooperate to the extent reasonably necessary to file all relevant Tax Returns relating to Transfer Taxes.

(c)          Parent, Seller and GCS shall cooperate with, and subject to the other terms of this Agreement, take any action reasonably requested by Buyer provided that such action does not cause Parent, Seller or GCS to incur any material cost or material inconvenience in order to minimize any such Transfer Taxes, including adopting, supporting, and defending any reasonable position that the transactions contemplated under this Agreement qualify for an exemption or exemptions from Transfer Taxes. In this regard, with respect to any tangible personal property included in the Transferred Assets that will be held for resale by Buyer, Buyer shall furnish Parent, Seller and GCS at Closing with valid and proper exemption certificates and Parent, Seller and GCS shall accept such certificates with respect to any such tangible personal property. Buyer shall also furnish Parent, Seller and GCS with any applicable exemption certificates, letter rulings, notifications or similar documents, including those furnished to Buyer from the appropriate taxing authority with respect to Transfer Taxes. The parties further acknowledge and agree that, where applicable, the transfer of the Transferred Assets by Parent, Seller and GCS to be effectuated pursuant to this Agreement will be treated by the parties as a sale of the entire operating assets of one or more businesses, or of one or more separate divisions, branches, or identifiable segments of a business. The parties agree that they will adopt positions that are consistent with the foregoing characterization in any Tax Return, tax audit, tax contest, tax proceeding, or tax ruling request.

(d)          If a state taxing authority formally or informally proposes to issue an assessment to Parent, Seller or GCS for unpaid Transfer Taxes arising from the sale of the Transferred Assets, Buyer shall cooperate with Parent, Seller and GCS in providing proof that it paid such Transfer Taxes directly to the state taxing authority. To the extent that a state taxing authority issues an assessment for unpaid Transfer Taxes arising from the sale of the Transferred Assets against Parent, Seller and GCS, Buyer agrees to fully indemnify Parent, Seller and GCS for such liability, including all related penalties and interest. Parent, Seller and GCS shall notify Buyer in writing of any claim or demand for any Transfer Taxes promptly after Parent, Seller or GCS obtains knowledge thereof. Buyer may direct, at Buyer's sole cost and expense through counsel selected by Buyer and reasonably acceptable to Parent, Seller and GCS, any such claim or proceeding for such Transfer Taxes, and shall keep Parent, Seller and GCS informed of all actions taken by Buyer; provided that at Parent's, Seller's or GCS's request, Parent, Seller and GCS may participate (at its sole cost and expense) in such claim or proceeding. Parent, Seller and GCS shall cooperate with Buyer, and Buyer shall cooperate with Parent, Seller and GCS in good faith in the defense, prosecution, compromise or settlement of any claim, demand or proceeding involving Transfer Taxes (a "Contest"), except that neither party shall agree to a settlement or compromise of a Contest without the prior written consent of the other party. The parties' obligations under this Section 4.3 shall remain notwithstanding any other provisions of this Agreement.

(e)          For purposes of this Section, (i) the term "Straddle Period" shall mean any Tax period that begins before and ends on or after the Effective Time; (ii) the term "Pre-Closing Period" shall mean any Tax period ending before the Effective Time, and, in the case of any Straddle Period, the portion of such Straddle Period ending before the Effective Time; and (iii) the term "Post-Closing Period" shall mean any Tax period beginning at or after the Effective Time, and, in the case of any Straddle Period, the portion of such Straddle Period beginning at or after the Effective Time. Parent, Seller and GCS shall be jointly and severally liable for any and all Taxes (other than Transfer Taxes for which Buyer is responsible pursuant to Section 4.3(a) above), including property, income and franchise Taxes, which are attributable to or connected with the ownership or operation of the Transferred Assets or the Business during any Pre-Closing Period. Buyer shall be liable for any and all Taxes, including income and franchise Taxes, which are attributable to or connected with the ownership or operation of the Transferred Assets or the Business during any Post-Closing Period. In the case of Straddle Periods, the portion of Taxes (and, where applicable, property, income and franchise Taxes) attributable to the Pre-Closing Period and the Post-Closing Period, respectively, shall be determined on the basis of an interim closing of the books of Seller, except that Taxes imposed on a periodic basis shall be allocated to such periods on a daily basis.

(f)           Buyer shall promptly pay to Parent, Seller and GCS the net amount, after subtracting any applicable reasonably incurred out-of-pocket attorney's fees or other Contest costs, of any credit or refund received directly or indirectly by, or credited to, Buyer of Taxes attributable to any Pre-Closing Period with respect to Parent's, Seller's or GCS's ownership or operation of the Business or Transferred Assets that were paid by or on behalf of Seller. Parent, Seller and GCS shall promptly pay to Buyer the net amount, after subtracting any applicable reasonably incurred out-of-pocket attorneys' fees or other Contest costs, of any credit or refund received directly or indirectly by, or credited to,

Parent, Seller or GCS of Taxes attributable to any Post-Closing Period with respect to Buyer's ownership or operation of the Business or Transferred Assets and that are paid by or on behalf of Buyer. Buyer shall be entitled to all refunds of Transfer Taxes. In cases where Buyer is not permitted to directly claim refunds or credits of overpayments of Transfer Taxes paid by or on its behalf, Parent, Seller and GCS shall use reasonable efforts to claim credits on their Tax Returns for such overpayments of Transfer Taxes paid by or on behalf of Buyer or, to the extent it is not feasible to claim such credits, then to claim refunds of such overpayments of Transfer Taxes.

4.5          Prorations. Those expenditures arising from the conduct of the Business set forth on Schedule 4.5 shall be (i) prorated between Buyer, on the one hand, and Parent, Seller and GCS, on the other hand, in accordance with the principle that Parent, Seller and GCS shall be responsible for all such expenses, payables, costs, obligations and liabilities allocable to the conduct of the Business for the period ending on or prior to the Closing, and Buyer shall be responsible for all such expenses, payables, costs, obligations and liabilities allocable to the conduct of the Business for the period after the Closing or (ii) allocated between Buyer and Parent as the parties may otherwise mutually agree in writing on the Closing Date. Notwithstanding the foregoing, there shall be no proration with regard to, and Parent, Seller and GCS shall collectively remain solely liable with respect to, any Retained Assets or Retained Liabilities.

ARTICLE V

CLOSING AND CLOSING DELIVERIES

5.1          Closing. Subject to the satisfaction or waiver of the conditions set forth herein, the consummation of the purchase and sale of the Transferred Assets and the transfer and assumption of the Assumed Liabilities (the "Closing") shall take place at the offices of Baker, Donelson, Bearman, Caldwell & Berkowitz, located at 165 Madison Avenue, Suite 2000, Memphis, Tennessee, at 9:00 a.m. on the third Business Day after the satisfaction or waiver of the conditions set forth in Article X hereof, or at such other date and time and at such other location as the parties shall mutually agree in writing (the "Closing Date"), and shall be effective as of 12:01 a.m. Central Standard Time on March 1, 2006 (the "Effective Time"). Subject to the provisions of Article XII, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 5.1 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

5.2	Deliveries at the Closing.

(a)          At the Closing, Parent, Seller and GCS will duly execute (to the extent applicable) and deliver or cause to be delivered to Buyer:

(i)           a bill of sale for the Transferred Assets and assignment and assumption agreement for the Assumed Liabilities in the form of Exhibit "A" attached hereto (together with appropriate schedules and exhibits, the "Bill of Sale and Assignment and Assumption Agreement");

(ii)          such other deeds, endorsements, transfers, assignments and other instruments as Buyer may reasonably request and as are reasonably necessary to transfer to Buyer good and marketable title to the Transferred Assets (the "Transfer Documents");

(iii)         an interim services agreement substantially in the form of Exhibit "B" (together with appropriate schedules and exhibits, the "Interim Services Agreement");

(iv)         a merchant services agreement in the form of Exhibit "C" (together with appropriate schedules and exhibits, the "Merchant Services Agreement");

(v)          a non-competition agreement in the form of Exhibit "D" (together with appropriate schedules and exhibits, the "Non-Competition Agreement");

(vi)         an opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, counsel to Parent, Seller and GCS, in the form attached hereto as Exhibit "E";

(vii)	the certificates referred to in Section 10.2(c);

(viii)      Employee Retention, Sale Participation and Non-Solicitation Agreements in the form attached hereto as Exhibit "H", duly executed by Parent, Seller and each employee listed on Section 8.1(k) of the Seller Disclosure Schedule;

(ix)         copies of any and all releases, termination statements and other documents and instruments as are reasonably necessary to evidence the removal and release of any Liens (other than Permitted Liens) which may encumber any of the Transferred Assets;

(x)          copies of all required applications and notices which have been submitted to VISA and MasterCard to request approval of the transfer of the BIN and ICA from Parent and/or Seller to Buyer and/or U.S. Bank National Association on the books and records of VISA and MasterCard together with any consents and responses thereto; and

(xi)         all copies in Seller's or GCS's possession of the Software and any other materials comprising or containing Seller's Proprietary Rights.

(b)          At the Closing, Buyer will duly execute (to the extent applicable) and deliver or cause to be delivered to Parent, Seller and/or GCS, as applicable:

(i)	the Cash Payment pursuant to the terms of Section 4.1;
(ii)	the Bill of Sale and Assignment and Assumption Agreement;
(iii)	the Interim Services Agreement;

(iv)	the Merchant Services Agreement;
(v)	the Non-Competition Agreement;

(vi)         an opinion of McKenna Long & Aldridge LLP, counsel to Buyer, in the form attached hereto as Exhibit "F", and

	(vii)	the certificates referred to in Section 10.3(c).
5.3	Certain Consents; No Unlawful Transfers; Further Assurances.

(a)          Parent, Seller, GCS and Buyer shall use commercially reasonable efforts to obtain at the earliest practicable date, and in all instances prior to the Closing, all Seller Consents and Buyer Consents related to the consummation of the Transaction, and will provide to each other copies of each such Consent promptly after such Consent is obtained. If any third party imposes a condition as a term of giving its Consent, then Parent, Seller, GCS and Buyer shall cooperate in good faith to find a mutually acceptable means of satisfying the requirements of such third party.

(b)          To the extent that the rights of Parent, Seller or GCS under any of the Transferred Assets or obligations under the Assumed Liabilities intended to be transferred or assigned to Buyer hereunder may not be transferred or assigned without the Consent of another Person which Consent has not been obtained prior to the Closing Date (any such unobtained Consents to be identified in writing by Seller to Buyer not later than two (2) Business Days before the Closing Date and are referred to herein as the "Specified Consents"), this Agreement shall not constitute an agreement to transfer or assign the same if an attempted transfer or assignment would constitute a Default thereunder or be unlawful.

(c)          If, on the Closing Date, (i) Parent, Seller or GCS has not obtained any Specified Consent necessary to transfer or assign any of its right, title or interest in or to any of the Transferred Assets after having used commercially reasonable efforts to obtain such Specified Consent, or an attempted transfer or assignment of any of the Transferred Assets would be ineffective, or the failure to obtain such Specified Consent would constitute a Default thereunder or would otherwise adversely affect the ability of Parent, GCS and/or Seller to convey any such Transferred Asset to Buyer as required by Section 2.1, (ii) the conditions precedent to the Closing set forth in Article X otherwise have been satisfied or waived as provided therein, and (iii) the failure to transfer or assign such asset(s), either individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Business, then such Transferred Assets shall constitute "Deferred Transferred Assets" and shall not be transferred to Buyer at the Closing.

(d)	After the Closing:

(i)           Parent, Seller, GCS and Buyer will continue to use commercially reasonable efforts to obtain such Specified Consent and/or to remove any other impediments to the transfer or assignment of each Deferred Transferred Asset, in accordance with Section 5.3(a), and will transfer or assign each Deferred Transferred Asset to Buyer within five (5) Business Days after the receipt of such Specified Consent and/or removal of such impediment;

(ii)          until the transfer or assignment with respect to any Deferred Transferred Asset is accomplished, Parent, GCS and Seller will continue to perform all of their respective obligations with respect to such Deferred Transferred Asset as reasonably requested by Buyer, and will, with such reasonable cooperation of Buyer as Parent, GCS or Seller may from time to time request, take commercially reasonable actions to assure that Buyer shall receive all benefits of such Deferred Transferred Asset or the economic equivalent thereof, and allow Buyer to perform its obligations under the Assumed Liabilities, to the same extent as if the Deferred Transferred Asset were transferred or assigned to Buyer at Closing, and each party shall bear its own incidental administrative expenses incurred in connection with any such arrangement; and

(iii)        until the transfer or assignment with respect to any Deferred Transferred Asset is accomplished, Parent, GCS and Seller, at the reasonable request and for the account of Buyer, shall enforce, at Buyer's expense, their respective rights thereto or interests therein against any other parties thereto (including the right to extend or terminate any such Deferred Transferred Asset in accordance with its terms, provided that Buyer shall pay any cancellation or other fee due upon such termination).

(e)          Buyer shall reimburse Parent, GCS and/or Seller for the reasonable out-of-pocket costs incurred with respect to its or their performance under this Section 5.3 with respect to the Deferred Transferred Assets, subject to Buyer's receipt of reasonable documentation detailing such costs.

(f)           As soon as reasonably practicable following the Closing Date, Parent, GCS, Seller and Buyer shall cooperate to deliver to each of the Assigned Merchants, at Buyer's expense, a notice in a mutually agreed form of the assignment of such Assigned Merchant Agreements to Buyer. In Buyer's discretion, such notice may inform each Assigned Merchant of Buyer's intention to convert the Assigned Merchant to Buyer's network, as well as to a merchant accounting system designated by Buyer.

(g)          In addition to any other further assurances or covenants of cooperation contained in this Agreement, each party will execute, acknowledge, file and deliver (or will cause to be executed, acknowledged, filed and delivered), upon the reasonable request of the other party, such documents as may be reasonably necessary or appropriate to further document or evidence the respective obligations of the parties under this Agreement, including documents to further evidence the transfer or assignment of the Transferred Assets to Buyer and the assumption of the Assumed Liabilities by Buyer. Each of the parties to this Agreement will cooperate with the other in good faith to obtain Consents in a cost-effective and efficient manner and to execute and deliver to the other party such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other parties as necessary to carry out, evidence and confirm the intended purpose of this Agreement.

5.4	Books and Records.

(a)          As soon as practicable after the Closing Date, and in no event later than the conclusion of the Transition Period, Parent, Seller and GCS shall cause the Transferred Books and Records to be delivered to Buyer. In addition, Parent, Seller and GCS shall, at their expense, provide all the Transferred Books and Records to Buyer that are in intangible (i.e., computer-readable) form, including information necessary or desirable for the transfer of clearing bank responsibilities contemplated hereby.

(b)          All Books and Records relating to the Transferred Assets shall be maintained by Buyer, Seller, GCS or Parent, as the case may be, in accordance with Buyer's, Parent's, GCS's and Seller's ordinary document retention policies; provided, however that, in the event that, as of the end of such period, any taxable year of Buyer, Parent, GCS or Seller is still under examination or open for examination by any Taxing authority and that party has given notice of that fact to the other party, such books and records shall be maintained until the date, determined reasonably and in good faith, specified for maintenance of such records in such notice.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

Except as set forth in the corresponding numbered section of the Seller Disclosure Schedule, and subject to the definition of "Seller Disclosure Schedule," Parent, Seller and GCS jointly and severally represent and warrant to Buyer as follows as of the date hereof and as of the Closing Date:

6.1          Organization; Existence and Qualification. Parent is a national banking association chartered and organized under the laws of the United States of America and is authorized to conduct its business as presently conducted under those laws. Parent owns one hundred percent (100%) of the issued and outstanding shares of capital stock of FHMSH, Inc., a Delaware corporation which owns one hundred percent (100%) of the issued and outstanding shares of capital stock of Seller. Seller is a corporation duly organized and validly existing under the laws of the State of Tennessee and is authorized to conduct its business as presently conducted under those laws. GCS is a corporation duly organized and validly existing under the laws of the State of Florida and is authorized to conduct its business as presently conducted under those laws. Seller owns one hundred percent (100%) of the issued and outstanding shares of capital stock of GCS. Seller and GCS each has full corporate power and authority, and Parent has full power and authority, to carry on their respective businesses as now being conducted and to own, operate and lease the Transferred Assets. Seller and GCS each is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to so qualify would not have a Material Adverse Effect on Seller, GCS or the Business.

6.2          Power; Authority; Enforceable Obligations. Seller and GCS each has the corporate power and authority, and Parent has the power and authority, to execute and deliver this Agreement and the other Operative Documents. Seller and GCS each has the corporate power and authority, and Parent has the power and authority, to perform their respective obligations hereunder and thereunder. Parent, Seller and GCS each has taken all action required by Law, their respective articles of association, certificate of incorporation and bylaws, and otherwise to authorize the execution and delivery of this Agreement and the other Operative Documents, the performance of their respective obligations hereunder and thereunder, and the consummation of the Transaction. This Agreement has been duly executed and delivered by each of Seller, GCS and Parent. At the Closing (subject to the conditions to closing set forth in Article X), each of the other Operative Documents will be duly executed and delivered by Parent, GCS and/or Seller, as applicable. This Agreement is a valid and binding agreement of Parent, Seller and GCS, enforceable against each of them in accordance with its terms, except as such validity, binding effect or enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, fraudulent transfer, moratorium (whether general or specific) or other Law now or hereafter in effect affecting the enforceability of creditors' rights generally or the rights of creditors of depository institutions the accounts of which are insured by the Federal Deposit Insurance Corporation, and except that the availability of equitable remedies such as specific performance or injunctive relief are subject to the discretion of the court before which any proceeding may be brought. Each of the Operative Documents other than this Agreement to which Parent, Seller or GCS will be a party, when executed and delivered at the Closing, will be valid and binding and enforceable against Parent, Seller and/or GCS, respectively, in accordance with its terms, except as such validity, binding effect or enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, fraudulent transfer, moratorium (whether general or specific) or other Law now or hereafter in effect affecting the enforceability of creditors' rights generally or the rights of creditors of depository institutions the accounts of which are insured by the Federal Deposit Insurance Corporation, and except that the availability of equitable remedies, such as specific performance or injunctive relief, are subject to the discretion of the court before which any proceeding may be brought.

6.3	No Conflicts.

(a)          None of the execution or delivery by Parent, Seller or GCS of this Agreement or any other Operative Document, performance by Parent, Seller or GCS of its respective obligations hereunder or thereunder, or consummation by Parent, Seller or GCS of the Transaction will:

(i)           require Parent, Seller or GCS to obtain the Consent of, or deliver any notice, filing or application to, any Regulatory Authority or any other Person with respect to the transfer of the Transferred Assets, the assumption of the Assumed Liabilities, or the performance of any obligations under any other Operative Document, other than the Consents identified on Section 6.3(a)(i) of the Seller Disclosure Schedule ("Seller Consents");

(ii)          conflict with or result in any violation of any provision of the articles of association, certificate of incorporation or bylaws, each as amended to date, of Parent, Seller or GCS;

(iii)	result in any conflict with, termination of, or Default under, any:
	(A)	Specified Merchant Agreement, or

(B)         any other agreement, indenture, mortgage or lease to which Parent, Seller or GCS is a party or any other Transferred Contract, except for conflicts, terminations or Defaults which are not reasonably likely to have a Material Adverse Effect on Seller or the Business;

(iv)         violate any term of any Law or Order applicable to Parent, Seller or GCS or the Business, except for violations which are not reasonably likely to have a Material Adverse Effect on Seller or the Business; or

(v)          result in the creation of, or impose on Parent, Seller or GCS the obligation to create, any Lien (other than a Permitted Lien) upon the Transferred Assets, except for Liens which are not reasonably likely to have a Material Adverse Effect on Parent, Seller, GCS or the Business.

(b)          Seller has properly compared the Assigned Merchants against the required government lists (including the Office of Foreign Assets Control SDN List) and has taken appropriate actions with regard to all Assigned Merchants that appear on any of the government lists. The latest comparison of the Assigned Merchants against the Office of Foreign Assets Control SDN List occurred not more than forty-five (45) days prior to the date of this Agreement (or, in the case of Assigned Merchants that became Merchants more recently than the date forty-five (45) days prior to the date of this Agreement, as of the date each such Assigned Merchant became a Merchant).

6.4	Financial Information; Controls and Procedures.

(a)          The financial and other information concerning the Business set forth in Section 6.4 of the Seller Disclosure Schedule (the "Seller Financial Information") has been prepared in accordance with the books and records of Parent, Seller and GCS, is true, correct and complete in all material respects and presents fairly the financial condition, results of operations and performance of the Business as of the respective dates thereof and periods contained therein. The Seller Financial Information has been prepared on a basis consistent with the accounting principles and practices used to prepare periodic divisional financial statements (or financial information) for all prior reporting periods during 2005 (and 2004) and are consistent with the financial information used by Parent and FHN to prepare their respective financial statements in accordance with GAAP.

(b)          The books of account and other financial records of Seller, Parent and GCS with respect to the Business, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

(c)          Seller, GCS and Parent collectively maintain a system of accounting controls with respect to the Business sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

6.5          Absence of Changes. Since September 30, 2005, Parent, Seller and GCS has each:

(a)          operated the Business only in the Ordinary Course of Business and used its reasonable efforts to preserve business relationships with employees and with Merchants and parties to other Transferred Contracts;

(b)          except as set forth on Section 6.5(b) of the Seller Disclosure Schedule, paid and performed all obligations under the Transferred Contracts;

(c)          not permitted or allowed any of the Transferred Assets to be subjected to any Liens, other than Permitted Liens;

(d)          not sold, leased, transferred or otherwise disposed of any asset that, but for such sale, lease, transfer or disposition, would have been a Transferred Asset, in each case other than in the Ordinary Course of Business;

(e)          not paid, discharged, waived or satisfied any claim or Liability with respect to the Business, other than payment, discharge, waiver or satisfaction in the Ordinary Course of Business;

(f)           not amended, released or canceled any obligations, liabilities, rights or claims included in the Transferred Assets or amended or terminated any Transferred Contract, in each case except in the Ordinary Course of Business;

(g)	maintained and serviced the Equipment consistent with past practice;
(h)	not suffered any Material Adverse Effect;

(i)           except (i) for customary increases based on term of service or regular promotion of non-officer employees and (ii) as set forth on Section 6.5(i) of the Seller Disclosure Schedule, not increased (or announced any increase in) the compensation payable or to become payable to any Designated Employee, or increased (or announced any increase in) any bonus, insurance, pension or other employee benefit plan, payment or arrangement for Designated Employees, or entered into or amended any employment, consulting, severance or similar agreement with any Designated Employee;

(j)           except as set forth on Section 6.5(j) of the Seller Disclosure Schedule, not (1) amended or terminated any Specified Merchant Agreement, or (2) amended in any material respect any other material Contract which is included in the Transferred Contracts;

(k)          not made any change in any method, practice or principle of financial or tax accounting that in any manner materially affected the Business or any financial information relating to or derived from the Business; and

(l)           not agreed in writing, or otherwise, to take any action inconsistent with this Section 6.5.

6.6          Title to Assets. Parent, Seller and GCS collectively are the sole owners of all right, title and interest in and to the Transferred Assets, free and clear of all Liens (other than Permitted Liens), and no Person other than Parent, Seller or GCS has any interest in the Transferred Assets (except for the Assigned Merchants under the related Assigned Merchant Agreements and the other parties to the other Transferred Contracts under those Transferred Contracts). Parent, Seller and GCS have good and marketable title to, or hold the valid right to use, all of the Transferred Assets, free and clear of all Liens, other than Permitted Liens. Parent, Seller and GCS warrant that at the Closing the Transferred Assets will be free and clear of all Liens other than Permitted Liens. Except for the Retained Assets, the Transferred Assets constitute (i) all of the assets necessary to operate the Business in the manner presently conducted by Parent, Seller and GCS, except as would not reasonably be expected to have a Material Adverse Effect on the Business, and (ii) all of the assets and properties used in the operation of the Business since September 30, 2005, except for assets and properties disposed of or consumed since such date in the Ordinary Course of Business (or, if disposed of or consumed after the date of this Agreement, in compliance with the terms of this Agreement).

6.7          Condition of Tangible Personal Property Assets. Except as provided in Sections 6.5(c), 6.5(d), 6.5(g), 6.6, 6.12 (solely as such Section relates to tangible copies of intellectual property), 6.14 and 6.16, all tangible personal property to be transferred to Buyer pursuant to this Agreement, whether owned or leased, is being transferred "as is," "where is," and "with all faults," and NEITHER PARENT, SELLER NOR GCS MAKES ANY WARRANTY WITH RESPECT TO THE VALUE, CONDITION OR USE OF ANY OF THE TANGIBLE PERSONAL PROPERTY INCLUDED IN THE TRANSFERRED ASSETS, WHETHER EXPRESSED OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.8	Transferred Contracts.

(a)          Each Transferred Contract is valid, binding and in full force and effect and is enforceable in accordance with its terms against Seller, GCS or Parent, as applicable, and each other party thereto, in each case except as such validity, binding effect or enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, fraudulent transfer, moratorium (whether general or specific) or other Law now or hereafter in effect affecting the enforceability of creditors' rights generally or the rights of creditors of depository institutions the accounts of which are insured by the Federal Deposit Insurance Corporation.

(b)          Section 6.8(b) of the Seller Disclosure Schedule includes a complete list of all Assigned Merchants. Neither Parent, Seller nor GCS nor, to the Knowledge of Parent, Seller and GCS, any other party to any Transferred Contract is in Default thereunder and, to the Knowledge of Parent, Seller and GCS, there are no material disputes with respect thereto, no notice of Default has been received in connection therewith, and, to the Knowledge of Parent, Seller and GCS, no event has occurred that would constitute a Default thereunder. Neither Parent, Seller nor GCS has received any notice of fraud by, or bankruptcy or contemplated bankruptcy of, any party or guarantor to any of the Assigned Merchant Agreements.

(c)          Except as set forth on Section 6.8(c) of the Seller Disclosure Schedule, none of Parent, Seller or GCS has either given or received notice of election to terminate any Specified Merchant Agreement or any other material Transferred Contract which would be a Transferred Contract if the Closing occurred as of the date of this representation and warranty is made. None of Parent, Seller or GCS has any Knowledge that the consummation of the Transaction would have a material adverse effect on its relationship with any Specified Merchant or any other party to a material Transferred Contract as relates to the Business.

(d)          Except as set forth on Section 6.8(d) of the Seller Disclosure Schedule, all agreements between Seller and the Assigned Merchants are in the form of one of the Merchant Agreements attached hereto as Exhibit "G", and may be assigned by Seller pursuant to this Agreement without the consent of the applicable Merchant or any other party. Except as set forth on Section 6.8(d) of the Seller Disclosure Schedule, (i) each Assigned Merchant is a party to a written Merchant Agreement with Seller or GCS, as applicable, (ii) Seller and GCS has each provided Buyer with true, correct and complete copies of all Specified Merchant Agreements, and (iii) Seller and GCS have in their possession, and will deliver to Buyer in accordance with Section 5.4 of this Agreement, an executed original (or copy of an executed original) of each Specified Merchant Agreement. GCS has no Acquiring Merchants. The Specified Merchants are listed on Section 6.8(d) of the Seller Disclosure Schedule. As between Seller or GCS and any other party (except the Assigned Merchant party to each such Assigned Merchant Agreement), Seller or GCS, as applicable, owns and controls the business relationship with each such Assigned Merchant as it relates to the Business. The Top 100 Acquiring Merchants accounted for approximately [redacted*]% of the revenues of the Business (excluding revenues generated by GCS) earned in the twelve-month period ended November 30, 2005. Except as set forth in Section 6.8(d) of the Seller Disclosure Schedule, Seller has in its possession, and will deliver to Buyer in accordance with Section 5.4 of this Agreement, (i) an executed original (or a copy of an executed original) of at least [redacted*] percent ([redacted*]%) of all Assigned Merchant Agreements, and

* Information omitted herefrom and submitted separately to the Commission under Rule 24b-2.

(ii) an executed original (or a copy of an executed original) of each Agent Bank Agreement, ISO Agreement, ISA Agreement and each other material Transferred Contract.

(e)          Except as set forth in Section 6.8(e) of the Seller Disclosure Schedule, Seller has no Agent Bank Agreements nor any Agent Banks. Each Agent Bank is party to a written Agent Bank Agreement, a true, correct and complete copy of which has been made available to Buyer. The ISOs and ISAs are identified on Section 6.8(e) of the Seller Disclosure Schedule. Each ISO is party to a written ISO Agreement, and each ISA is party to a written ISA Agreement, true, correct and complete copies of which have been made available to Buyer.

(f)           Except as set forth and detailed in Section 6.8(f) of the Seller Disclosure Schedule, there are no Merchant Security Arrangements established and maintained with Seller by Assigned Merchants or other third parties in connection with the Transferred Assets. The Merchant Security Arrangements may be assigned by Seller pursuant to this Agreement without the consent of the applicable Merchant or any other party.

(g)          Except for disputes that have arisen in the Ordinary Course of Business and that are not material or otherwise significant in nature or amount taken as a whole, and except as identified on Section 6.8(g) of the Seller Disclosure Schedule, none of Parent, Seller nor GCS is engaged in any dispute with any Assigned Merchant or any party to any other Transferred Contract. To the Knowledge of Parent, Seller and GCS, consummation of the Transaction will not have a material adverse effect on the business relationship of Buyer with any Specified Merchant or party to a material Transferred Contract.

(h)          Seller is a member in good standing of (i) the Credit Card Associations and (ii) the EFT Networks applicable to the Business. Parent, Seller, GCS and the Business are in compliance in all material respects with all applicable Payment Network Regulations.

(i)           Section 6.8(i) of the Seller Disclosure Schedule sets forth the Travel and Entertainment Cards, Gift Cards and other credit and charge cards, other than those of the Credit Card Associations, for which Seller or GCS has contracted to provide authorization and data capture services, and also identifies the Assigned Merchants to whom such non-Credit Card Association services are provided as of the date hereof.

(j)           Section 6.8(j) of the Seller Disclosure Schedule lists all material Contracts (whether or not a Transferred Contract, but excluding Merchant Agreements, Agent Bank Agreements, ISA Agreements and ISO Agreements) between Parent, Seller or GCS and any third party which provides for any one or more of the following:

(i)	the deposit of Card transaction records;

(ii)	the settlement of Card transactions;
(iii)	the processing of Card transactions; or

(iv)         the referral of prospective Merchants to, or of prospective merchants from, Seller, Parent or GCS (collectively, the "Other Contracts").

6.9          Permits. Parent, GCS and Seller each owns or validly holds all material Permits that are required in connection with the conduct of the Business or the ownership or use of the Transferred Assets. All Transferred Permits (if any) owned or held by Parent, Seller or GCS are valid and in full force and effect. No proceeding is pending or, to the Knowledge of Parent, Seller or GCS, threatened which would reasonably be expected to result in the revocation or termination of any Transferred Permits, and to the Knowledge of Parent, Seller and GCS, there is no valid basis for any such proceeding. The consummation of the Transaction will not affect the continued validity or effectiveness or alter the terms and conditions of any material Transferred Permits. Neither Parent, Seller nor GCS has received notice from any Regulatory Authority indicating that such Regulatory Authority would oppose or not grant or issue its Consent or approval, if required, with respect to the Transaction.

6.10       Compliance With Law. With respect to the Business generally, neither Parent, Seller nor GCS is and neither has been in violation of any applicable Law, Order or Permit, except such violations as are not reasonably likely to have a Material Adverse Effect on Parent, Seller, GCS or the Business. The terms of the Merchant Agreements and all other Transferred Contracts comply in all material respects with all applicable Laws, Orders and Permits.

6.11	Employment and Labor Matters.

(a)          Section 6.11(a) of the Seller Disclosure Schedule sets forth the names and compensation (broken down by category, e.g., salary, bonus, commission), together with the date and amount of the last increase in compensation for each such person, and the title and functional positions of all employees of Parent, Seller and GCS who work either full or part-time with respect to the Business ("Designated Employees"). Except as set forth in Section 6.11(a) of the Seller Disclosure Schedule, none of the Designated Employees is a party to any employment agreement, arrangement or understanding with Parent, Seller or GCS as of the date hereof.

(b)          Neither Parent, Seller nor GCS has entered into any, and there are no, collective bargaining agreements, labor contracts, letters of understanding, or other formal or informal agreements or arrangements with any union or labor organization covering any Designated Employee, and no Designated Employee is represented by any union or labor organization. There is no labor strike, dispute, slowdown or work stoppage or lockout involving the Designated Employees that is pending or, to the Knowledge of Seller and GCS, threatened against or affecting the Business. Further, (i) to the Knowledge of Seller and GCS, no union organizational campaign is in progress with respect to the Designated Employees and no question concerning representation exists respecting such employees, (ii) there is no unfair labor practice charge or complaint against the Business or Parent, Seller or GCS with respect to the Designated Employees pending or, to the Knowledge of Parent, Seller or GCS, threatened before the United States National Labor Relations Board, and (iii) none of Parent, Seller or GCS has received any notice of the intent of any Regulatory Authority responsible for the enforcement of labor or employment Law to conduct any formal compliance review (other than routine investigation of individual charges and complaints) with respect to or relating to the Designated Employees and no such review is in progress.

6.12	Intellectual Property Rights.

(a)          Except as set forth on Section 6.12(a) of the Seller Disclosure Schedule, Seller, GCS and/or Parent owns or possesses licenses or other rights to use or has title to all patents, patent applications, trademarks, trademark applications, trade secrets, service marks, service mark applications, trade names, copyrights, inventions, drawings, designs, customer lists, processing systems, technology, software, programs, equipment, proprietary know-how information, or other rights with respect thereto used in and material to the Business, including the Software (the "Seller Proprietary Rights"). To the Knowledge of Seller, GCS and/or Parent, the current operations of Parent, Seller and GCS and the Seller Proprietary Rights do not, and the proposed operations of Buyer with respect to the Transaction (so long as such are reasonably consistent with Seller's, GCS's and/or Parent's past practices in the Business), will not conflict with or infringe, and no one has asserted to Seller, GCS and/or Parent that such current or proposed operations materially conflict with or infringe, or might conflict with or infringe, any proprietary rights claimed, owned, possessed or used by any third party.

(b)          There are no material claims, disputes, actions, proceedings, suits or appeals pending against Parent or Seller with respect to any Seller Proprietary Rights and none has been threatened against Parent or Seller. Except as set forth on Section 6.12(b) of the Seller Disclosure Schedule, to the Knowledge of Parent and Seller, there are no facts or alleged facts which would reasonably serve as a basis for any claim that Parent or Seller does not have the unrestricted right to use, free of any rights or material claims of others, all Seller Proprietary Rights in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the Business or contemplated to be used, furnished or sold in the Business.

(c)          To the Knowledge of Parent and Seller, the Seller Proprietary Rights have not been infringed upon by others.

(d)          Seller, GCS and/or Parent own all right, title and interest in and to the Owned Software and have the right to transfer and assign all such right, title and interest to Buyer as provided under this Agreement.

(e)          Seller, GCS and/or Parent hold valid licenses in and to the Licensed Software and, except as set forth on Section 6.12(e) of the Seller Disclosure Schedule, have the right to transfer and assign all such rights and licenses to Buyer as provided under this Agreement.

(f)           Except as set forth in Section 6.12(f) of the Seller Disclosure Schedule, the Owned Software performs consistent with current and past practice as used by Parent, Seller and GCS in the Ordinary Course of Business.

6.13       Litigation. Except as set forth on Section 6.13 of the Seller Disclosure Schedule, there is no Litigation pending, or to the Knowledge of Parent, Seller and GCS, threatened against or involving or arising in connection with the Transferred Assets or the Business. None of the Business or the Transferred Assets is subject to any Order entered into in any Litigation.

6.14       Leases. Except as set forth on Section 6.14 of the Seller Disclosure Schedule, there are no leases (including any capital leases), lease-purchase arrangements or similar agreements relating to the Equipment.

6.15	Agreements, Contracts and Commitments.

(a)          Except for the Transferred Contracts, neither Parent, Seller nor GCS has any agreement, contract, commitment or relationship, whether written or oral, related to the Business, by which Buyer could be bound;

(b)          Except as set forth on Section 6.15(b) of the Seller Disclosure Schedule, neither Parent, Seller nor GCS is subject to any contract or agreement related to the Business containing covenants which would restrict in any way Parent's, Seller's or GCS's ability to fulfill its obligations under the Operative Documents (excluding for purposes of this Section 6.15(b) any Transferred Contract requiring Parent, Seller or GCS to obtain a Seller Consent) or which limit the freedom of Parent, Seller or GCS to compete in any line of business related to the Business; and

(c)          Except as set forth on Section 6.15(c) of the Seller Disclosure Schedule, with respect to the Business, there is no contract, agreement or other arrangement entitling any Person to any profits, revenues or cash flows of Parent, Seller or GCS or requiring any payments or other distributions based on such profits, revenues or cash flows.

6.16	Real Property.

(a)          Seller has furnished to Buyer true, correct and complete copies of the leases for all of the real property leased by Parent, Seller or GCS in connection with the Business or the Transferred Assets (the "Leased Real Property"). The Leased Real Property constitutes all of the real property utilized by the Parent, Seller and GCS in the operation of the Business.

(b)          No portion of the Leased Real Property or any buildings or improvement located thereon violates any Law, including Laws relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation and noise control, except to the extent such violation would not cause a Material Adverse Effect on Seller, GCS or the Business.

(c)          To the Knowledge of Parent, Seller and GCS, except for the Permitted Liens, no Leased Real Property is subject to (i) any governmental decree or order or threatened or proposed order or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever.

(d)          The improvements and fixtures on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used.

(e)          To the Knowledge of Parent, Seller and GCS, there is no condemnation, expropriation or similar proceeding pending or threatened against any of the Leased Real Property or any improvement thereon.

6.17       Affiliated Transactions. Except as set forth in Section 6.17 of the Seller Disclosure Schedule, (a) other than Parent, no Affiliate of Seller or GCS has, or since September 30, 2005 has had, any interest in any Asset used in the operation of the Business and (b) no Affiliate of Seller is, or since September 30, 2005 has owned an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings with or a material financial interest in any transaction with Seller or GCS, or (ii) engaged in competition with any of Seller or GCS related to the Business. Except as set forth in Section 6.17 of the Seller Disclosure Schedule, no Affiliate of Seller or GCS is a party to any contract with, or otherwise provides services to, or has any claim of right against, Seller or GCS in connection with the Business.

6.18       No Other Representations. Except for the representations and warranties expressly contained in this Agreement or in the other Operative Documents, neither Parent, Seller, GCS nor any other Person makes any express or implied representation or warranty on behalf of Parent, Seller or GCS, and Parent, Seller and GCS hereby disclaim any such representation or warranty whether by Parent, Seller, GCS or any of their respective Affiliates, any of their respective officers, directors, employees or Representatives, or any other Person.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the corresponding numbered section of the Buyer Disclosure Schedule, and subject to the definition of "Buyer Disclosure Schedule," Buyer represents and warrants to Parent, Seller and GCS as follows as of the date hereof and as of the Closing Date:

7.1          Organization; Existence and Qualification. Buyer is a corporation duly organized and validly existing under the laws of the State of Georgia. Buyer has full corporate power and authority to carry on its business as now being conducted and to own, operate and lease its Assets.

7.2          Power; Authority; Enforceable Obligations. Buyer has the corporate power and authority to execute and deliver this Agreement and the other Operative Documents and to perform its obligations hereunder and thereunder. Buyer has taken all action required by Law, its articles of incorporation and bylaws, or otherwise to authorize the execution and delivery of this Agreement and the other Operative Documents, the performance of its obligations hereunder and thereunder, and the consummation of the Transaction. This Agreement has been duly executed and delivered by Buyer. At the Closing (subject to the conditions to closing set forth in Article X), each of the other Operative Documents will be duly executed and delivered by Buyer. This Agreement is a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such validity, binding effect or enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, fraudulent transfer, moratorium (whether general or specific) or other Law now or hereafter in effect affecting the enforceability of creditors' rights generally, and except that the availability of equitable remedies, such as specific performance or injunctive relief, are subject to the discretion of the court before which any proceeding may be brought. Each of the Operative Documents other than this Agreement to which Buyer will be a party, when executed and delivered at the Closing, will be valid and binding and enforceable against Buyer in accordance with its terms, except as such validity, binding effect or enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, fraudulent transfer, moratorium (whether general or specific) or other Law now or hereafter in effect affecting the enforceability of creditors' rights generally, and except that the availability of equitable remedies, such as specific performance or injunctive relief, are subject to the discretion of the court before which any proceeding may be brought.

7.3          No Conflicts. None of the execution or delivery by Buyer of this Agreement or any other Operative Document to which it is a party, performance by Buyer of its obligations hereunder or thereunder, or consummation by Buyer of the Transaction will: (i) require Buyer to obtain the Consent of, or deliver any notice, filing or application to, any Regulatory Authority or any other Person with respect to the transfer of the Transferred Assets, the assumption of the Assumed Liabilities, or the performance of any obligations under any other Operative Document, other than the Consents identified on Section 7.3 of the Buyer Disclosure Schedule ("Buyer Consents"); (ii) conflict with or result in any violation of any provision of the articles of incorporation or bylaws, each as amended to date, of Buyer; (iii) result in any conflict with, or Default under, any material agreement, indenture, mortgage or lease to which Buyer is a party; or (iv) violate any term of any Law or Order applicable to Buyer.

7.4          Litigation. To the Knowledge of Buyer, there is no Litigation pending or threatened against Buyer or involving or arising in connection with Buyer's Merchant Processing Business, which questions or challenges the validity of this Agreement or the other Operative Documents or any action taken or to be taken by Buyer pursuant hereto or thereto or the consummation of the transactions contemplated hereby or thereby.

7.5          Sufficient Funds. At the Closing, Buyer will have sufficient funds to enable Buyer to consummate the transactions contemplated by this Agreement and the other Operative Documents.

7.6          Permits. Buyer owns or validly holds all Permits that are required in connection with the conduct of Buyer's Merchant Processing Business, except such Permits as are not reasonably likely to have a Material Adverse Effect on Buyer. All such Permits are valid and in full force and effect, except where the failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Buyer. No proceeding is pending or, to the Knowledge of Buyer, threatened which would reasonably be expected to result in the revocation or termination of any Permits, and to the Knowledge of Buyer, there is no valid basis for any such proceeding, except in all cases where such revocation or termination is not reasonably likely to have a Material Adverse Effect on Buyer. Buyer is in compliance with the rules and regulations of the Credit Card Associations that are applicable to its Merchant Processing Business, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on Buyer.

7.7          Compliance With Law. With respect to Buyer's Merchant Processing Business generally, Buyer is not in violation of any applicable Law, Order or Permit, except such violations as are not reasonably likely to have a Material Adverse Effect on Buyer.

7.8          No Other Representations. Except for the representations and warranties expressly contained in this Agreement or in the other Operative Documents, neither Buyer nor any other Person makes any express or implied representation or warranty on behalf of Buyer, and Buyer hereby disclaims any such representation or warranty whether by Buyer or any of its Affiliates, any of their respective officers, directors, employees or Representatives, or any other Person.

ARTICLE VIII

COVENANTS

8.1          Conduct of Business Pending Consummation. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Article XII, except as expressly contemplated by this Agreement or as set forth in Section 8.1 of the Seller Disclosure Schedule, unless the prior written consent of Buyer shall have been obtained, which consent shall not be unreasonably withheld or delayed (or, with respect to Section 8.1(b), unless Seller has given Buyer prior written notice and Seller is modifying or drawing upon a Merchant Security Arrangement in good faith and consistent with its historical past practice), Parent, Seller and GCS, as applicable, shall:

(a)          operate the Business only in the ordinary course, consistent with past practice, and use its reasonable efforts to preserve business relationships with employees and with Merchants and parties to other Transferred Contracts;

(b)	not modify or draw upon any Merchant Security Arrangement;

(c)          pay and perform all obligations under the Transferred Contracts consistent with past practice;

(d)	not permit or allow any of the Transferred Assets to be subjected to any

Liens, other than Permitted Liens;

(e)          not sell, lease, transfer or otherwise dispose of any asset that, but for such sale, lease, transfer or disposition, would have been a Transferred Asset;

(f)           not pay, discharge, or satisfy any material claim or Liability with respect to any Transferred Assets in respect of the Business, other than payment, discharge or satisfaction in the Ordinary Course of Business;

(g)          not amend, release or cancel any obligations, liabilities, rights or claims included in the Transferred Assets except in the Ordinary Course of Business;

(h)          not make any change in any method, practice or principle of financial or tax accounting in any manner materially affecting the Business or any financial information relating to or derived from the Business;

(i)	maintain and service the Equipment consistent with past practice;

(j)           use its reasonable efforts to comply with and perform its obligations and duties imposed by all Laws applicable to the Transferred Assets, the Business and the Designated Employees;

(k)          not grant any increase in the compensation of Designated Employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) except in the Ordinary Course of Business pursuant to existing employee benefits plans, or enter into any employment agreement with any Designated Employee; provided, however, that this Section 8.1(k) shall not prohibit Seller, Parent or GCS from entering into employee retention agreements with the Designated Employees named on Section 8.1(k) of the Seller Disclosure Schedule, so long as such agreement is in the form of the Employee Retention, Sale Participation and Non-Competition Agreement attached hereto as Exhibit "H" or the Residual Commission Buyout Agreement attached hereto as Exhibit "I";

(l)           not amend, modify, terminate or supplement any Specified Merchant Agreement;

(m)         not amend, modify or supplement in any material respect or terminate any other material Transferred Contract;

(n)          not amend, modify, supplement or terminate any other Merchant Agreement or immaterial Transferred Contract, except in the Ordinary Course of Business;

(o)          take no action, or omit to take any action, which would materially adversely affect the ability of any party to obtain any Consents required for the transactions contemplated hereby, or which would materially adversely affect the ability of any party to perform its covenants and agreements under this Agreement and the other Operative Documents; and

(p)          not agree, whether in writing or otherwise, to do any of the acts prohibited by clauses (a)-(o) above.

8.2	Consummation of Transactions; Consents.

(a)          Subject to the terms and conditions of this Agreement, each party agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the Transaction; provided, that nothing herein shall preclude any party from exercising its rights under this Agreement.

(b)          As promptly as practicable after the execution of this Agreement, Parent, Seller, GCS and Buyer, as appropriate, shall (i) file all reports, notifications, applications and other documents that may be required to be filed with any and all Regulatory Authorities having proper jurisdiction over Parent, Seller, GCS and Buyer in connection with the Transaction, including a premerger notification form under the HSR Act; (ii) cooperate with each other in connection with such filings or responses to requests for additional information; and (iii) use all reasonable efforts to resolve any objections raised by any of such authorities. To the extent permitted by Law, the parties will furnish to each other such necessary information and reasonable assistance as each may request in connection with their preparation of necessary filings with such Regulatory Authorities. Each party also shall use all reasonable efforts to obtain all required Consents. Each party shall cooperate fully with the other to the extent reasonable in connection with the foregoing. Each party shall promptly notify the other, and keep the other advised as to the status of, any Litigation or administrative proceeding pending and known to such party, or to its Knowledge threatened, which challenges the Transaction.

(c)          Each party agrees to give written notice promptly to the others upon becoming aware of the occurrence or impending occurrence of any change, fact, condition, event or circumstance relating to it which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such party (or in the case of Parent, Seller or GCS, a Material Adverse Effect on the Business), (ii) would cause or constitute a breach of any of such party's representations and warranties (made either as of the date of this Agreement or as if made at the time of the occurrence, or such party's discovery, of such change, fact, condition, event or circumstance) or a material breach of such party's covenants contained herein, or (iii) prevents or is reasonably likely to prevent such party from complying with its obligations hereunder. Each party further agrees to use its reasonable efforts to prevent or promptly to remedy any such change, fact, condition, event or circumstance.

(d)          Should any change, fact, condition, event, or circumstance referred to in Section 8.2(c) require any change to either the Seller Disclosure Schedule or the Buyer Disclosure Schedule delivered as of the date of this Agreement, then Parent and Seller, or Buyer, as applicable, will deliver to the other applicable party or parties at least two (2) Business Days prior to the Closing Date a supplement thereto specifying such change. Any such supplement shall not be given effect for purposes of the representations and warranties contained herein.

(e)          No party shall take or cause to be taken any action that is inconsistent with its obligations under this Agreement, that would materially adversely affect the ability of any party to perform its covenants and agreements under this Agreement, that would materially adversely affect the ability of any party to obtain any Consents or Permits required for consummation of the Transaction, or that would materially hinder or delay the consummation of the Transaction.

8.3          Force Majeure. No party shall be liable for defaults or delays due to acts of God or the public enemy, acts or demands of government or any government agency, terrorism, strikes, fires, flood, accident, or other unforeseeable causes beyond its control and not due to its fault or negligence. Each party shall notify the other of the cause of such delay within five (5) days after the beginning thereof. In the event of such a delay or inability to perform, the time for performance shall be extended for a period of time equal to the length of the delay or inability to perform. Each party shall take such steps as are reasonably necessary to overcome and mitigate the cause of the defaults or delays as promptly as possible.

8.4	No Solicitation.

(a)          Parent, Seller and GCS will not, and each will ensure that its directors, officers, employees, Affiliates and Representatives do not, directly or indirectly encourage, solicit, participate in or initiate discussions or negotiations with, provide any information to, or enter into any confidentiality agreement, letter of intent, purchase agreement, merger agreement, or other similar agreement, with, any Person (other than Buyer or its directors, officers, employees and Representatives) with respect to (i) any sale, disposition, lease or other transfer of any of the Transferred Assets or the Business (except as permitted pursuant to Section 8.1(e)), (ii) any merger, consolidation, business combination or sale of all or a significant portion of the capital stock of Seller or GCS, or (iii) the liquidation or similar extraordinary transaction with respect to Seller or GCS (an "Acquisition Transaction"). Parent, Seller and GCS shall notify Buyer orally (within one Business Day) and in writing (as promptly as practicable) upon receipt of any bona fide inquiry or proposal concerning an Acquisition Transaction and the material terms thereof.

(b)          Nothing in this Section 8.4 shall prohibit Parent or FHN from entering into negotiations with respect to, or any confidentiality agreement, letter of intent, purchase agreement, merger agreement or other similar agreement with any Person (an "Acquiror") with respect to the sale of all or any portion of the assets of Parent or FHN, or a merger, consolidation, business combination, sale of all or any substantial portion of the capital stock of Parent or FHN or the liquidation or similar extraordinary transaction with respect to Parent or FHN (any such transaction, a "Parent Transaction"), provided that, as a condition to the consummation of any such Parent Transaction, all of the obligations of Parent under this Agreement or any other Operative Document shall be expressly assumed by such Acquiror in accordance with Section 13.3 and provided, further, that neither Parent nor FHN shall enter into any agreement with respect to a Parent Transaction the effect of which does or could reasonably be expected to prevent or materially delay the ability of Parent or Seller to consummate the Transaction in accordance with its terms, and provided, further, that a Parent Transaction shall in no event include any negotiations with respect to, or any confidentiality agreement, letter of intent, purchase agreement, merger agreement or other similar agreement with any Person other than Buyer with respect to the assets of Seller or GCS or the Transferred Assets, or a merger, consolidation, business combination, sale of all or any portion of the capital stock of Seller or GCS or the liquidation or similar extraordinary transaction with respect to Seller, GCS or the Transferred Assets.

8.5	Employees.

(a)          Immediately following the execution of this Agreement and until the earlier of the termination of this Agreement in accordance with Article XII or the Designated Employee Transfer Date, Parent, Seller, and GCS shall permit Buyer (and/or its Representatives) to initiate discussions with any or all of the Designated Employees, specifically including job interviews, so that Buyer may determine which, if any, of the Designated Employees it desires to hire as of the Designated Employee Transfer Date. Buyer may conduct individual or group meetings, discussions or interviews with Designated Employees in the offices of Seller or GCS (or such other locations as are mutually agreed by the parties) during normal business hours (or at such other times as are mutually agreed by the parties)

(b)          Seller, GCS and Parent shall continue to employ the Designated Employees from the date of the execution of this Agreement until the earlier of (i) the date designated by Buyer as the hire date of the Designated Employees identified in writing by Buyer to Parent (the "Transferred Employees") or (ii) 60 days following the Closing Date (the "Designated Employee Transfer Date"). Seller's, GCS's and Parent's continued employment of the Designated Employees shall be on the same terms and conditions, including but not limited to the payment of compensation or wages and the provision of employee benefits, as Seller, GCS and Parent employed such Designated Employees on the date immediately preceding the Closing Date (subject to the terms of those certain Employee Retention, Sale Participation and Non-Solicitation Agreements to be entered into pursuant to Section 8.5(d) of this Agreement). Subject to reimbursement of costs and expenses for the period between the Closing Date and the Designated Employee Transfer Date, as provided in the Interim Services Agreement (which shall require detail and supporting documentation as reasonably requested by Buyer), Seller, GCS and Parent shall continue to be responsible and liable for all payroll, compensation, benefits or other expenses related to the Designated Employees up to the Designated Employee Transfer Date. Buyer shall not be obligated to reimburse Seller, GCS or Parent for any "Special Payment," "Commission Payment" or "Additional Payment" pursuant to, and as defined in, those certain Employee Retention, Sale Participation, and Non-Solicitation Agreements entered into pursuant to Section 8.5(d) of this Agreement or the Residual Commission Buyout Agreement, or for any other expenses related to the continued employment of the Designated Employees which are not directly attributable to the services performed by the Designated Employees on or after the Closing Date. Seller, GCS and Parent shall terminate the Transferred Employees as of the Designated Employee Transfer Date and, on or after the Designated Employee Transfer Date, Seller, GCS and Parent may at their option terminate one or more of the Designated Employees who are not Transferred Employees. Nothing herein shall be construed as requiring or creating any obligation on the part of Buyer to offer employment to or to hire any Designated Employee or to continue to employ any Transferred Employee for any period of time following the Designated Employee Transfer Date.

(c)          Except to the extent prohibited by applicable Law, Seller, GCS and Parent shall assist Buyer in the transition of any Transferred Employees by providing true and correct copies of any information or records requested by Buyer (or its Representatives) related to the Transferred Employees, including initial employment dates, termination dates, reemployment dates, hours of service, compensation or tax withholding history or any other information, that Buyer (or its Representatives) reasonably deems necessary in connection with the employment of any Transferred Employee. Seller, GCS and Parent agree to provide any information or records reasonably requested by Buyer (or its Representatives) related to the Transferred Employees in such format(s) as are reasonably requested by Buyer (or its Representatives).

(d)          As soon as practicable after the execution of this Agreement, Parent and Seller will enter into employee retention agreements in the form of the Employee Retention, Sale Participation and Non-Solicitation Agreement attached hereto as Exhibit "H" with those Designated Employees named on Section 8.1(k) of the Seller Disclosure Schedule.

ARTICLE IX

INVESTIGATION AND CONFIDENTIALITY

9.1          Investigation. Prior to the Closing, each party shall keep each other party advised of all material developments relevant to its business, and to consummation of the Transaction, and shall permit each other party to make or cause to be made such reasonable investigation of the business and properties of it and its financial and legal conditions as the other party reasonably requests, provided that such investigation shall be reasonably related to the Transaction and shall, to the extent reasonably practicable, be made upon reasonable notice and during regular business hours and in a manner not to unreasonably interfere with normal operations.

9.2	Agreements Regarding Confidentiality.

(a)          Parent, Seller and GCS each covenants that, from and after the date of this Agreement (including after the Closing), it will not, during the Applicable Period, without the prior written consent of Buyer, use or disclose to any Person confidential information relating to or concerning:

(i)           Buyer and its Affiliates' respective business, customers, financial condition, performance or operations, obtained by or in the possession of Parent or Seller prior to the Closing ("Buyer Confidential Information"), except for disclosure to, and use by the officers, directors, employees and Representatives of Parent, Seller, GCS and their respective Affiliates who need to know or use such information for purposes of the Transaction, unless, in the opinion of counsel to Parent or Seller, disclosure is required to be made under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, other Law or the rules of the New York Stock Exchange or any other relevant securities exchange.

(ii)          The Transferred Assets, Assumed Liabilities, the Operative Documents, or the Business, in each case obtained by or in the possession of Parent, Seller or GCS at or prior to the Closing ("Transferred Business Confidential Information"), except for disclosure to, and use by its and its Affiliates' officers, directors, employees and Representatives to the extent such Persons need to know or use such information for purposes of the Transaction, Taxes, accounting, litigation and other matters necessary in respect of the ownership by Seller prior to the Closing of the Transferred Assets or the Business, unless, in the opinion of counsel to Parent and Seller, disclosure is required to be made under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, other Law or the rules of the New York Stock Exchange or any other relevant securities exchange; further, provided, in the event disclosure of an Operative Document is required to be made under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, other law or the rules of the New York Stock Exchange or any other relevant securities exchange, all as herein contemplated, Parent and Seller agree to give Buyer prior written notice thereof and to use reasonable efforts, in cooperation with Buyer, to obtain confidential treatment for any Buyer Confidential Information contained in the Operative Documents.

(b)          The term "Buyer Confidential Information" does not include information which (i) becomes generally available to the public other than as a result of wrongful disclosure by Parent, Seller, GCS or its Affiliates, agents or Representatives, (ii) was available on a non-confidential basis prior to its coming into the possession of Parent or Seller, or (iii) becomes available after the Closing to Parent, GCS or Seller on a non-confidential basis from a source other than Buyer or its Affiliates, provided that, to the Knowledge of Parent, GCS or Seller, as applicable, such source is not bound by a confidentiality agreement with Buyer or any of its Representatives. The term "Transferred Business Confidential Information" does not include information which becomes generally available to the public other than as a result of wrongful disclosure by Parent, GCS, Seller or their respective Affiliates, agents or Representatives provided that, to the Knowledge of Parent, GCS or Seller, such source is not bound by a confidentiality agreement with Buyer, its Affiliates, or their respective Representatives.

(c)          Notwithstanding the foregoing, Parent, Seller, GCS and their respective Affiliates may use and disclose Transferred Business Confidential Information to the extent (i) reasonably required to bring any claim against, or resolve any dispute with, any Person who is party to any Transferred Contract which arises under such Transferred Contract relating to events prior to the Effective Time, or (ii) reasonably required to defend any Litigation, claim or other dispute relating to any matter that is or relates to, or is asserted to be or relate to, a Retained Asset or a Retained Liability or any other matter that is or is asserted to be covered by Parent or Seller's indemnification obligations under Article XI; (iii) required by applicable Laws or Payment Network Regulations, (iv) reasonably required to prepare any financial statements (including the notes thereto), or (v) reasonably necessary to be disclosed to banking authorities or regulators, including as may result from Seller's status as an Affiliate of Parent, and related disclosure to Seller's,

GCS's and Parent's Corporate and Compliance departments. Prior to any use or disclosure of such Transferred Business Confidential Information, Parent, GCS or Seller will notify Buyer that it intends to use or disclose Transferred Business Confidential Information and will consult with Buyer in good faith regarding the scope of the use and disclosure.

(d)          In the event that Parent, GCS, Seller or any of its Affiliates is requested or required by document subpoena, civil investigative demand, interrogatories, requests for information, or other similar process to disclose any Buyer Confidential Information or Transferred Business Confidential Information which otherwise may not be disclosed except as set forth in Section 9.2(a) or (c), Parent, GCS or Seller will provide Buyer with prompt notice of such request or demand or other similar process so that Buyer may seek an appropriate protective order or, if such request, demand or other similar process is mandatory, waive compliance with the provisions of this Section 9.2, as appropriate.

(e)          Buyer covenants that, from and after the date of this Agreement (including after the Closing), it will not during the Applicable Period, without the prior written consent of Parent and Seller use or disclose to any Person confidential information relating to or concerning (i) Parent, Seller, GCS, their respective Affiliates, or their respective businesses, customers, financial condition, performance or operations or (ii) the Operative Documents obtained by Buyer at or prior to the Closing Date, excluding any Transferred Business Confidential Information and such other information as it relates to the Transferred Assets and/or included in the Transferred Books and Records (the "Seller Confidential Information"), except for disclosure to, and use by, Buyer's and its Affiliates' officers, directors, employees and Representatives to the extent such Persons need to know such information for purposes of the Transaction, Taxes, accounting, Litigation and other matters necessary in respect of the ownership by Buyer, subsequent to the Closing, of the Transferred Assets, Buyer's assumption of the Assumed Liabilities or Buyer's conduct of its Merchant Processing Business, unless, in the opinion of counsel to Buyer, disclosure is required to be made under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, other applicable Law or the rules of the New York Stock Exchange or any other relevant securities exchange; further, provided, in the event disclosure of an Operative Document is required to be made under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, other law or the rules of the New York Stock Exchange or any other relevant securities exchange, all as herein contemplated, Buyer agrees to give Parent and Seller prior written notice thereof and to use all reasonable efforts, in cooperation with Parent and Seller, to obtain confidential treatment for any Seller Confidential Information contained in the Operative Documents. The term "Seller Confidential Information" does not include information which (i) becomes generally available to the public other than as a result of disclosure by Buyer or its Affiliates, agents or Representatives, (ii) was available on a non-confidential basis prior to its coming into the possession of Buyer, or (iii) becomes available after the Closing to Buyer on a non-confidential basis from a source other than Parent, GCS or Seller, provided that, to the Knowledge of Buyer, such source is not bound by a confidentiality agreement with Parent, Seller or their Representatives.

(f)           Notwithstanding the foregoing, Buyer and its Affiliates may use and disclose Seller Confidential Information to the extent (i) reasonably required to bring any claim against, or resolve any dispute with, any Person who is party to any Transferred Contract that arises under such Transferred Contract relating to events at or after the Effective Time, (ii) reasonably required to defend any Litigation, claim or other dispute relating to any matter that is or relates to, or is asserted to be or relate to, a Transferred Asset or an Assumed Liability or any other matter that is or is asserted to be covered by Buyer's indemnification obligations under Article XI, (iii) required for Buyer to provide Merchant Services under this Agreement or the other Operative Documents, or otherwise in connection with Buyer's performance of its obligations hereunder or thereunder, (iv) required by applicable Laws or Payment Network Regulations, (v) reasonably required to prepare any financial statements (including the notes thereto), or (vi) reasonably necessary to be disclosed to banking authorities or regulators, including as may result from Buyer's status as an Affiliate of a bank, and related disclosure to Buyer's Corporate and Compliance Units. Prior to any use or disclosure of such Seller Confidential Information, Buyer will notify Parent and Seller that Buyer intends to use or disclose Seller Confidential Information and will consult with Parent and Seller in good faith regarding the scope of the use and disclosure.

(g)          In the event that Buyer is requested or required by documents subpoena, civil investigative demand, interrogatories, requests for information, or other similar process to disclose any Seller Confidential Information which otherwise may not be disclosed except as set forth in Section 9.2(e) or (f), Buyer will provide Parent and Seller with prompt notice of such request or demand or other similar process so that Parent, GCS and Seller may seek an appropriate protective order or, if such request, demand or other similar process is mandatory, waive compliance with the provisions of this Section 9.2, as appropriate.

(h)          Notwithstanding any other provision under this Section 9.2, no party shall be prohibited from publicly disclosing information related to the effect of the Transaction on such party's financial condition and results of operations in connection with customary investor relations activities consistent with past practice.

(i)           The parties agree that the confidentiality provisions of the Confidentiality Agreement shall be superseded by this Section 9.2, and that all information and material which constitutes "Evaluation Material" under the confidentiality provisions of the Confidentiality Agreement shall constitute Seller Confidential Information or Transferred Business Confidential Information, as applicable, for purposes of this Section 9.2. The parties further agree that as of the Effective Time, the Confidentiality Agreement shall be terminated and of no further force or effect.

9.3          Publicity. In connection with the execution of this Agreement and in connection with the Closing, Parent, Seller, GCS and Buyer jointly will plan, coordinate in good faith and release any related press release and other public announcements, statements or communications. Prior to the Closing Date, no party will issue any press release or make any other public disclosures, announcements, statements or communications concerning this Transaction or the contents of this Agreement without the prior written consent of the other party. Notwithstanding the above, nothing in this Article IX will preclude any party from making any disclosures which are, in the opinion of counsel of the party seeking to disclose, required by Law or, in the case of Parent and FHN, by the New York Stock Exchange, or necessary and proper in conjunction with the filing of any Tax Return or other document required to be filed with any governmental body, authority or agency; provided, that the party required to make the release or statement shall to the extent practicable allow the other party reasonable time to comment on such release or statement in advance of such issuance.

ARTICLE X

CONDITIONS TO CLOSING

10.1       Conditions to Obligations of Each Party. The respective obligations of each party to perform this Agreement and consummate the Transaction are subject to the satisfaction of the following conditions, unless waived by each of Parent, Seller, GCS and Buyer pursuant to Section 13.1.

(a)          All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities identified on Sections 10.1(a) of the Buyer Disclosure Schedule and Seller Disclosure Schedule and/or required for consummation of the Transaction, including as necessary under the HSR Act, shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.

(b)          All Consents identified on Sections 10.1(b) of the Buyer Disclosure Schedule and Seller Disclosure Schedule shall have been obtained.

(c)          No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, materially restricts or makes consummation of the Transaction illegal.

(d)          There shall not have been commenced or threatened against Parent, Seller, GCS or Buyer (or any of their respective Affiliates) any Litigation (i) involving any challenge to, or seeking damages or other relief in connection with, the Transaction or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the Transaction.

10.2       Conditions to Obligations of Buyer. In addition to the conditions set forth in Section 10.1, the consummation by Buyer of the Transaction is expressly subject to the following conditions, unless waived in writing by Buyer pursuant to Section 13.1:

(a)          (i) The representations and warranties contained in Article VI that are qualified by materiality or Material Adverse Effect shall be true and correct on and as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on such date, and (ii) the representations and warranties contained in Article VI that are not qualified by materiality or Material Adverse Effect shall be true and correct on and as of the date of this Agreement and the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on such date, except to the extent that any failures of such representations and warranties in this clause (ii) to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, Seller, GCS or the Business.

(b)          Parent, GCS and Seller shall have performed and complied in all material respects with each and every agreement, covenant and obligation required by this Agreement to be performed or complied with by each of them at or prior to the Closing.

(c)          Parent, GCS and Seller shall have furnished Buyer with such certificates of its officers and others to evidence compliance with the conditions set forth in this Section 10.2 as may be reasonably requested by Buyer.

(d)          Buyer shall have received from or on behalf of Parent, GCS and Seller delivery of all the items listed in Section 5.2(a).

(e)          Since the date of this Agreement, none of Parent, Seller, GCS nor the Business shall have suffered a Material Adverse Effect, nor shall there have occurred any development likely to result in a Material Adverse Effect on Parent, Seller, GCS or the Business.

10.3       Conditions to Obligations of Parent, GCS and Seller. In addition to the conditions set forth in Section 10.1, the consummation by Parent, GCS and Seller of the Transaction is expressly subject to the following conditions, unless waived in writing by Seller pursuant to Section 13.1:

(a)          (i) The representations and warranties contained in Article VII that are qualified by materiality or Material Adverse Effect shall be true and correct on and as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on such date, and (ii) the representations and warranties contained in Article VII that are not qualified by materiality or Material Adverse Effect shall be true and correct on and as of the date of this Agreement and the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on such date, except to the extent that any failures of such representations and warranties in this clause (ii) to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer.

(b)          Buyer shall have performed and complied in all material respects with each and every agreement, covenant and obligation required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c)          Buyer shall have furnished Parent, GCS and Seller with such certificates of its officers and others to evidence compliance with the conditions set forth in this Section 10.3 as may be reasonably requested by Parent, GCS and Seller.

(d)          Parent, Seller and GCS, as applicable, shall have received from or on behalf of Buyer delivery of all the items listed in Section 5.2(b).

(e)          Since the date of this Agreement, Buyer shall not have suffered a Material Adverse Effect, nor shall there have occurred any development likely to result in a Material Adverse Effect on Buyer.

ARTICLE XI

SURVIVAL, INDEMNIFICATION AND LIMITATIONS ON LIABILITY

11.1	Survival.

(a)          Except as provided in the immediately following sentence, the representations and warranties of the parties contained herein and the statements in any certificate or other writing delivered pursuant hereto shall survive the Closing and shall remain in full force and effect until the date which is fifteen (15) months after the Closing Date. The Group One Representations and Warranties shall survive the Closing indefinitely, and the representations and warranties set forth in Section 6.12 shall survive the Closing and shall remain in full force and effect until the third anniversary of the Closing Date. The covenants and agreements of the parties contained herein (other than those contained in Article VIII) shall survive the Closing and remain in full force and effect in accordance with their terms. The covenants and agreements of the parties contained in Article VIII shall terminate upon the Closing, except that claims for indemnification in respect of any breach thereof shall survive until the first anniversary of the Closing. The period of time a representation and warranty or covenant or agreement survives the Closing pursuant to this Section 11.1(a) shall be the "Survival Period" with respect to such representation and warranty, covenant or agreement.

(b)          For purposes of determining the amount of Damages sustained or incurred with respect to the breach of any representation or warranty, and for purposes of determining whether there has been a breach of any representation or warranty, those representations and warranties set forth in Article VI that are qualified by "material," "Material Adverse Effect" or variations thereof shall be deemed not to include those qualifications.

(c)          Any right of indemnification pursuant to this Article XI with respect to a claimed breach of (i) a representation or warranty and (ii) any covenant or agreement (other than with respect to any Retained Liability or Assumed Liability) shall expire on the expiration of the applicable Survival Period, unless in each case on or prior to the expiration of the applicable Survival Period a Claim (as defined below) has been made to the party from whom indemnification is sought; provided that, if a Claim is timely made, it may continue to be asserted and pursued beyond expiration of the applicable Survival Period of the representation, warranty, covenant or agreement to which such Claim relates. A "Claim" means a written notice asserting a breach of a representation, warranty, covenant, agreement or obligation specified in this Agreement, which shall set forth, in light of the information then known to the party giving such notice, a reasonably detailed description of and estimate (but only if then reasonable to make and only to the extent then known) of the amount involved in such breach. The right to bring claims or causes of action pursuant to this Article XI relating to the responsibility of Parent, Seller and GCS to indemnify the Buyer Group with respect to any Retained Liability, and the responsibility of Buyer to indemnify the Seller Group with respect to any Assumed Liability, shall survive without limitation, except as may be limited by Law.

(d)          Subject to and not in limitation of the definitions of "Seller Disclosure Schedule" and "Buyer Disclosure Schedule," the right to indemnification, reimbursement or other remedy based upon the representations, warranties, covenants and obligations contained herein shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the date of this Agreement or the Closing Date, with respect to the accuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or based upon the performance or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

11.2	Indemnification.

(a)          Parent, Seller and GCS jointly and severally hereby agree to defend, indemnify and hold harmless Buyer, its Affiliates and their respective successors and assigns (collectively, the "Buyer Group") from and against all past, present and future demands, claims, suits, actions or causes of action, assessments, losses, damages, liabilities, fines, judgments, costs and expenses (including reasonable attorneys' fees), and specifically including, as and to the extent provided by this Article XI, Consequential Damages (collectively, "Damages"), imposed upon or incurred by any member of the Buyer Group by reason of or arising or resulting from (i) a breach or inaccuracy of any Group One Representation and Warranty of Parent, Seller or GCS contained in this Agreement or in any certificate delivered pursuant to Section 10.2(c), (ii) a breach or warranty of any Group Two Representation and Warranty of Parent, Seller or GCS contained in this Agreement or in any certificate delivered pursuant to Section 10.2(c), (iii) a breach or inaccuracy of any Other Representation and Warranty of Parent, Seller or GCS contained in this Agreement or in any certificate delivered pursuant to Section 10.2(c), (iv) a breach of any covenant or agreement of Parent, Seller or GCS contained in this Agreement, and (v) the Retained Liabilities; provided, that in no event shall Parent, Seller or GCS be required to indemnify any member of the Buyer Group for any Damages that a court of competent jurisdiction shall have determined by final judgment resulted primarily from the bad faith or willful misconduct of Buyer.

(b)          Buyer hereby agrees to defend, indemnify and hold harmless Parent, Seller, GCS, each of their respective Affiliates and their respective successors and assigns (collectively, the "Seller Group") from and against all Damages imposed upon or incurred by any member of the Seller Group by reason of or resulting from (i) a breach or inaccuracy of any Group One Representation and Warranty of Buyer contained in this Agreement or in any certificate delivered pursuant to Section 10.3(c), (ii) a breach of inaccuracy of any other representation or warranty of Buyer contained in this Agreement or in any certificate delivered pursuant to Section 10.3(c), (iii) a breach of any covenant or agreement of Buyer contained in this Agreement, and (iv) the Assumed Liabilities; provided, that in no event shall Buyer be required to indemnify any member of the Seller Group for any Damages that a court of competent jurisdiction shall have determined by final judgment resulted primarily from the bad faith or willful misconduct of Parent or Seller.

(c)          From and after the Effective Time, except for Claims relating to actual fraud, intentional breach or willful misconduct and except for equitable remedies, the remedies provided in this Article XI constitute the sole and exclusive remedies between the parties for Damages or any other Claims arising under this Agreement or under any other Operative Document (other than the Non-Competition Agreement, the Interim Services Agreement and the Merchant Services Agreement), including Claims based upon the inaccuracy, untruth, incompleteness or breach of any representation or warranty contained in this Agreement or in such other Operative Documents or based upon the failure to perform any covenant, agreement or undertaking contained in this Agreement or in such other Operative Documents. The parties agree (i) that there are other Articles in this Agreement which set forth certain covenants, agreements and obligations expressly requiring the payment of money or certain reimbursements, and (ii) that in the event of a Claim arising from an alleged failure to make such payments and/or reimbursements, the exclusive remedy for such Claim is provided by this Article XI; provided, that there shall not be any duplication of reimbursement or indemnification with respect to any such matter.

11.3       Third Party Claims. The obligations of the parties provided for under Section 11.2 in respect of any claims made or asserted by a third party ("Third Party Claims") shall be performed in accordance with the following procedures:

(a)          Each Person seeking indemnification under Section 11.2 (each an "Indemnified Party") shall give the party from whom it is seeking indemnification hereunder (each an "Indemnifying Party") written notice (a "Third Party Claim Notice") as promptly as reasonably practicable after the written assertion of any Third Party Claim or commencement of any action, suit or proceeding in respect thereof describing in reasonable detail the nature of the Third Party Claim to the extent then known to the Indemnified Party; provided, that if an Indemnified Party fails to give the Indemnifying Party a Third Party Claim Notice on a timely basis, the Indemnifying Party shall not be relieved of its obligations under this Article XI in respect of such Third Party Claim except to the extent that the Indemnifying Party is materially prejudiced thereby.

(b)          Upon receipt of any Third Party Claim Notice, the Indemnifying Party may undertake the defense, compromise and settlement thereof by representatives of its own choosing, and at its own cost and expense. The assumption of the defense, compromise and settlement of any such Third Party Claim by the Indemnifying Party will not be an acknowledgment of the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to such claim. If the Indemnified Party desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense. If, however, the Indemnifying Party fails or refuses to undertake the defense of such Third Party Claim within twenty (20) Business Days after such Third Party Claim Notice has been given to the Indemnifying Party, the Indemnified Party will have the right to undertake the defense, compromise and settlement of such Third Party Claim with counsel of its own choosing. In the circumstances described in the immediately preceding sentence, the Indemnified Party shall, upon undertaking the defense of such Third Party Claim, provide written notice thereof to the Indemnifying Party. If the Indemnifying Party undertakes the defense of a Third Party Claim and if in the reasonable opinion of counsel to the Indemnified Party there may exist material defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the Indemnified Party otherwise believes that its interests would be materially adversely affected by the Indemnifying Party assuming sole control of the defense of such Third Party Claim, the Indemnified Party shall be entitled to retain separate counsel to participate in (and the Indemnifying Party shall cooperate with the Indemnified Party so as to allow it to participate in and jointly control) the defense of such Third Party Claim. Each party will provide the other with access to all of its records, documents and personnel to the extent reasonably related to any Third Party Claim.

(c)          No settlement of a Third Party Claim involving the asserted liability of the Indemnifying Party under this Article XI shall be made without the prior written consent by or on behalf of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party assumes the defense of a Third Party Claim, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of any violation of Law, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (C) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such Third Party Claim, and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof affected without its consent.

11.4	Limitation of Liability.

(a)          No indemnification shall be required to be made by Parent, GCS or Seller under Sections 11.2(a)(i), (ii) or (iii) unless the aggregate amount of Damages under such Sections, taken together, exceeds $4,000,000 in the aggregate (the "Seller Threshold"), in which event Parent, GCS and Seller shall be obligated to indemnify the Indemnified

Party for all such Damages in excess of the Seller Threshold incurred by such Indemnified Party. Notwithstanding anything to the contrary in this Agreement, the Seller Threshold shall not apply in any respect to any Damages arising out of or related to (i) any breach of any covenant or agreement of Parent, Seller or GCS contained in this Agreement, (ii) the Retained Liabilities, (iii) fraud, intentional breach or willful misconduct on the part of Parent, GCS or Seller, or (iv) the failure of Parent, Seller or GCS, as contemplated by this Agreement, to provide to Buyer a true, correct and complete copy of a Merchant Agreement with any Top 100 Acquiring Merchant.

(b)          No indemnification shall be required to be made by Buyer under Sections 11.2(b)(i) or (ii) unless the aggregate amount of Damages under such Sections, taken together, exceeds $4,000,000 in the aggregate (the "Buyer Threshold"), in which event Buyer shall be obligated to indemnify the Indemnified Party for all such Damages in excess of the Buyer Threshold incurred by such Indemnified Party. Notwithstanding anything to the contrary in this Agreement, the Buyer Threshold shall not apply in any respect to any Damages arising out of or related to (i) any breach of any covenant or agreement of Buyer contained in this Agreement, (ii) the Assumed Liabilities or (iii) fraud, intentional breach or willful misconduct on the part of Buyer.

(c)	Subject to the remainder of this Section 11.4(c):

(i)           Buyer's maximum liability, in the aggregate, for all indemnification amounts owing pursuant to this Article XI (other than with respect to fraud, intentional breach, willful misconduct or the Assumed Liabilities) shall not exceed $112,500,000;

(ii)          Subject to Section 11.4(c)(iv), Parent's, Seller's and GCS's maximum liability, in the aggregate, for all indemnification amounts owing for any breach of any Group Two Representations and Warranties and any Other Representations and Warranties (other than, in each instance, with respect to fraud, intentional breach, willful misconduct or the Retained Liabilities) shall not exceed $175,000,000;

(iii)         Subject to Section 11.4(c)(iv), Parent's, Seller's and GCS's maximum liability, in the aggregate, for all indemnification amounts owing for any breach of any Group One Representations and Warranties and any breach of any covenant or agreement of Parent, Seller or GCS contained in this Agreement (other than, in each instance, with respect to fraud, intentional breach, willful misconduct or the Retained Liabilities) shall not exceed $450,000,000;

(iv)         In no event shall Parent's, Seller's and GCS's maximum liability, in the aggregate, for all indemnification amounts owing with respect to any Group One Representations and Warranties, Group Two Representations and Warranties, any Other Representations and Warranties, or any breach of any covenant or agreement of Parent, Seller or GCS contained in this Agreement (other than, in each instance, with respect to fraud, intentional breach, willful misconduct or the Retained Liabilities) exceed $450,000,000; and

(v)          Notwithstanding the foregoing, the limitations set forth above in this Section 11.4(c) shall not be applicable to any Damages arising out of or related in any way to (A) fraud, intentional breach or willful misconduct on the part of the Indemnifying Party, (B) in the case of Parent, Seller and GCS, Parent's, Seller's and GCS's obligation to indemnify with respect to the Retained Liabilities, or (C) in the case of Buyer, Buyer's obligation to indemnify with respect to the Assumed Liabilities.

(d)          Except as otherwise set forth in this Section 11.4, none of Parent, Seller or GCS, on the one hand, or Buyer, on the other hand, shall be liable for special, indirect, incidental, exemplary or punitive damages or Consequential Damages arising out of or in connection with this Agreement. An Indemnifying Party shall be liable for exemplary or punitive damages with respect to the subject matter of this Agreement only in the instance of fraud or intentional and malicious misconduct on the part of such Indemnifying Party.

(e)          Parent, Seller and GCS shall be liable for Consequential Damages imposed upon or incurred by a member of the Buyer Group arising or resulting from (i) a breach of any of the representations, warranties, covenants or agreements of Parent, Seller and GCS made in respect of (A) the Assigned Merchant Agreements and (B) the Software, and (ii) the Retained Liabilities; provided, that, for the avoidance of doubt, none of Parent, Seller or GCS shall be liable for Consequential Damages in respect of any Relationship Merchant identified on Schedule 4.2 to the extent that Buyer has permissibly retained the portion of the Holdback Amount attributable to such Relationship Merchant. For the avoidance of doubt, none of Parent, Seller or GCS shall be liable to Buyer for Buyer's relationship with any Relationship Merchant under the terms of any merchant agreement Buyer may execute with such Relationship Merchant after the Closing Date; the parties further acknowledge and agree that Parent, Seller and GCS shall be liable to Buyer with respect to any such Relationship Merchant only as expressly set forth in this Agreement (e.g., a breach by Parent, Seller or GCS of a representation or warranty in Article VI hereof). Parent, Seller and GCS shall not be liable for Consequential Damages imposed upon or incurred by a member of the Buyer Group in respect of any other Transferred Asset. Notwithstanding anything contained in this Agreement to the contrary, none of Parent, Seller or GCS shall have any liability whatsoever for any Damages imposed upon, incurred or suffered by any member of the Buyer Group arising or resulting from:

(i)           the loss or diminution in value of any Assigned Merchant Agreement or of Card transaction volume or revenue associated with any Assigned Merchant Agreement following the Closing Date, to the extent such Damages or any other losses result from or arise out of:

(A)	general economic conditions;
(B)	the condition (financial or otherwise), properties, assets, liabilities, position, business or results of operations of such Assigned

Merchant (except to the extent such matters are otherwise the subject of the representations and warranties made in Article VI hereof);

(C)         events or circumstances that occur in the ordinary course of Buyer's business;

(D)         events or circumstances constituting Force Majeure as described in Section 8.3 of this Agreement; or

(E)         with respect to any Assigned Merchant, Buyer's breach of the Buyer Standard of Care with respect to such Assigned Merchant.

(ii)          the Software, to the extent that such Damages or other losses result from or arise out of:

(A)         facts and circumstances that do not constitute a breach or inaccuracy of any of the representations and warranties made by Parent, Seller and GCS in Section 6.12;

(B)	a breach by Buyer of the Buyer Standard of Care.

(the foregoing, collectively, the "Excluded Events").

(f)           Notwithstanding the amount of any Consequential Damages actually imposed upon or incurred by a member of the Buyer Group in connection with any Assigned Merchant Agreement, Parent, Seller's and GCS's maximum liability for Consequential Damages in respect of any Assigned Merchant Agreement (except with respect to Retained Liabilities) shall be five (5) times the Net Revenue of such affected Assigned Merchant.

(g)          Parent's, Seller's and GCS's maximum liability for Consequential Damages in respect of any Software included in the Transferred Assets shall be Buyer's lost profits directly resulting or arising from Parent's, Seller's and GCS's breach of a representation, warranty, covenant or agreement in respect of the Software included in the Transferred Assets, conditioned upon fulfillment of Buyer's requirements in this Agreement in respect of the Software (including with respect to Buyer's mitigation of any such Consequential Damages), as (i) such lost profits may be acknowledged and agreed to in writing by Parent, Seller or GCS, as applicable, or (ii) as determined in a court of competent jurisdiction.

(h)          Notwithstanding anything else to the contrary contained in this Agreement and in addition to any of the other conditions, limitations and exclusions set forth in this Agreement, none of Parent, Seller or GCS, as applicable, shall be required to indemnify any member of the Buyer Group (or to credit any member of the Buyer Group with amount towards the satisfaction of the Seller Threshold), and no member of the Buyer Group shall seek indemnity from Parent, Seller of GCS, as applicable, for any:

(i)           Damages (including without limitation Consequential Damages) attributable to or arising from overhead allocations or general and administrative costs or the costs of administering or complying with the requirements imposed by or under this Agreement other than those requirements which require Buyer to mitigate Parent's, Seller's and GCS's indemnity obligations;

(ii)          Damages, with respect to any Assigned Merchant, that are caused by the failure of Buyer or another member of the Buyer Group to comply with the procedures and covenants in this Article XI, but only to the extent that such noncompliance (A) materially and adversely affects Parent's, Seller's and GCS's, as applicable, ability to administer a claim made by Buyer or another member of the Buyer Group or (B) materially and adversely affects the ability to cure a breach, mitigate Damages or defend a claim or otherwise results in or increases the amount of Damages, in which case Parent, Seller and/or GCS may contest such claim for indemnity in the amount by which such noncompliance increases the amount of such Damages; or

(iii)        Damages recovered by or paid to any member of the Buyer Group by any Person other than Parent, Seller or GCS (including, by way of example, from an insurance policy).

(i)           Notwithstanding anything else to the contrary contained in this Agreement and in addition to any of the other conditions, limitations and exclusions set forth in this Agreement, Buyer shall not be required to indemnify any member of the Seller Group (or to credit any member of the Seller Group with amount towards the satisfaction of the Buyer Threshold), and no member of the Seller Group shall seek indemnity from Buyer for:

(i)           Damages (including without limitation Consequential Damages) attributable to or arising from overhead allocations or general and administrative costs or the costs of administering or complying with the requirements imposed by or under this Agreement other than those requirements which require Parent, Seller and GCS to mitigate Buyer's indemnity obligations;

(ii)          Damages that are caused by the failure of Parent, Seller, GCS or another member of the Seller Group to comply with the procedures and covenants in this Article XI, but only to the extent that such noncompliance (A) materially and adversely affects Buyer's ability to administer a claim made by Parent, Seller, GCS or another member of the Seller Group or (B) materially and adversely affects the ability to cure a breach, mitigate Damages or defend a claim or otherwise results in or increases the amount of Damages, in which case Buyer may contest such claim for indemnity in the amount by which such noncompliance increases the amount of such Damages; or

(iii)        Damages recovered by or paid to any member of the Seller Group by any Person other than Buyer (including, by way of example, from an insurance policy).

11.5       Buyer Standard of Care. As used in this Article XI, "Buyer Standard of Care" means, with respect to the Merchant Services provided to each Assigned Merchant (including without limitation material modifications to pricing, material modifications to any other terms of the related Assigned Merchant Agreement and material changes in operational policies or procedures), that degree of care which constitutes not less than the degree of care exercised by similar providers of Merchant Services with respect to similarly situated merchants, taking into account industry classification, processing history, credit and risk factors, and general business and economic conditions. The parties acknowledge and agree that the Buyer Standard of Care is intended solely as a prerequisite for Buyer's ability to be indemnified by Parent, Seller and GCS under this Agreement, and accordingly, notwithstanding anything to the contrary in this Agreement, that Buyer's failure to comply with the Buyer Standard of Care with respect to any Assigned Merchant shall not create any liability on the part of Buyer or any other member of the Buyer Group, including any obligation to indemnify Parent, Seller, GCS or any other member of the Seller Group.

11.6	Mitigation of Damages.

(a)          Each of Buyer, on the one hand, and Parent, Seller and GCS, on the other hand, shall at all times use its commercially reasonable efforts to minimize the Damages for which Parent, Seller or GCS, or Buyer, as applicable, may be liable, including without limitation Consequential Damages, pursuant to this Agreement (or would be liable for but for the operation of the Seller Threshold or Buyer Threshold, as applicable). Without limiting the foregoing, in carrying out its duty to mitigate Damages each party shall, as appropriate, take the actions described in this Section 11.6.

(b)          If there is a reasonable good faith basis for doing so, Parent, Seller and GCS, or Buyer, as applicable, shall appeal, through such processes as are reasonably available, any fines or other Damages imposed or threatened to be imposed by any Credit Card Association or EFT Network if Buyer's, or Parent's, Seller's and GCS's, as applicable, liability for the related actual or threatened Damages is reasonably likely to be reduced.

(c)          Buyer shall notify Parent in writing within three (3) Business Days following Buyer's discovery of any security breach, material service level interruption or other material defect in respect of the Software and Seller's Proprietary Rights included in the Transferred Assets, and shall, with Parent's reasonable cooperation (to the extent practicable), diligently pursue all commercially reasonable means to expeditiously cure such event or condition.

(d)          With respect to any matter for which Parent, Seller or GCS, or Buyer, as applicable, may be liable pursuant to this Article XI, Buyer, or Parent, Seller and GCS, as applicable, shall diligently pursue (including without limitation the commencement and pursuit of litigation) any and all rights and remedies under agreements and contracts with third parties reasonably likely to be successful, including insurance policies or other agreements or contracts (including, in the case of Buyer, the Assigned Merchant Agreements and/or Merchant Security Arrangements) pursuant to which such party has rights of recourse or is indemnified or of which such party is the beneficiary.

(e)          Before either Buyer, on the one hand, or Parent, Seller or GCS, on the other hand, shall initiate, agree or consent to any course of action that may result in Damages (including Consequential Damages) for which Parent, Seller or GCS, or Buyer, as applicable, may be liable pursuant to the provisions of this Agreement, such party shall use commercially reasonable efforts to pursue any defenses to all claims against it (including any claims made by any Assigned Merchant or by any third party with respect to the Software).

(f)           Subject to any other requirements imposed by this Agreement, any expenses borne by Buyer, on the one hand, or Parent, Seller and GCS, on the other hand, in fulfillment of its covenants and agreements set forth in this Section 11.6 shall be deemed to be Damages for which the Seller Group or the Buyer Group, as applicable, shall be liable to the extent that such matter is otherwise indemnifiable under the terms of this Agreement.

ARTICLE XII

TERMINATION

12.1       Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing, as follows:

(a)	By the mutual written consent of Parent, Seller, GCS and Buyer;

(b)          By Parent, Seller and GCS or by Buyer, if the Closing has not occurred on or before March 31, 2006 (the "Termination Date"), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any material breach of this Agreement by the party (or any Affiliate thereof) electing to terminate pursuant to this Section 12.1(b);

(c)          By Parent, Seller and GCS or by Buyer, if there shall have occurred a breach of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to the failure of the conditions to the obligations of such party or parties set forth in Section 10.2(e) or 10.3(e), as the case may be, and such breach is (i) not capable of being cured prior to the Termination Date or (ii) is capable of being cured prior to the Termination Date but the breaching party has failed to cure such breach within 30 days after receiving notice of such breach from the non-breaching party or parties; provided that Parent, Seller and GCS or Buyer shall only be entitled to terminate this Agreement pursuant to this Section 12.1(c) if such party (or any Affiliate thereof) is not in breach in any material respect in the performance of its obligations under this Agreement; or

(d)          By Parent, Seller and GCS or by Buyer, if any court, governmental entity or other Regulatory Authority of competent jurisdiction shall have issued or entered an order, writ, injunction or decree which shall have the effect of prohibiting or making illegal the transactions contemplated by this Agreement and such order, writ, injunction or decree shall have become final and non-appealable.

12.2       Effect of Termination. The party desiring to terminate this Agreement pursuant to Section 12.1 shall give written notice to the other party of such desire. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

(a)          if and to the extent requested, and except to the extent such materials are required for pursuing any claims or remedies under this Agreement, each party will destroy or redeliver to the party furnishing the same all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof (including any Evaluation Material);

(b)          this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except (i) with respect to Section 9.2 (Agreements Regarding Confidentiality), Section 9.3 (Publicity), Article XIII, and this Section 12.2, all of which shall survive the Termination Date. Notwithstanding the foregoing, nothing contained in this Section 12.2 shall relieve any party hereto from liability for any breach of this Agreement occurring prior to the Termination Date; and

(c)          no party hereto and none of their respective directors, officers, shareholders, Affiliates or controlling persons shall have any liability or further obligation to any other party to this Agreement except as stated in subparagraphs (a) and (b) of this Section 12.2.

ARTICLE XIII

MISCELLANEOUS

13.1	Waiver.

(a)          Prior to or at the Closing, Buyer shall have the right to waive any Default in the performance of any term of this Agreement by Parent, Seller or GCS, to waive or extend the time for the compliance or fulfillment by Parent, Seller or GCS of any and all of their respective obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent, Seller or GCS under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.

(b)          Prior to or at the Closing, Parent, GCS and Seller shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent, GCS and Seller under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent, GCS and Seller.

(c)          The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

13.2       Amendment. This Agreement may be modified, supplemented or amended only by a written instrument executed by all of the parties hereto.

13.3       Nonassignability. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party without the prior written consent of the other party; provided, that such consent shall not be required (a) for the assignment by any party of its rights and privileges hereunder to any if its Affiliates (it being understood that no such assignment shall relieve the assigning party of its duties or obligations hereunder), or (b) for the assignment and delegation by any party of its rights, privileges, duties and obligations hereunder to any Person into or with which the assigning party shall merge or consolidate or to which the assigning party shall sell all or substantially all of its assets, provided that the assignee agrees in writing to assume all the rights and obligations of the assigning party created hereby.

13.4       Entire Agreement. This Agreement (including any schedules, exhibits or attachments hereto), taken together with the other Operative Documents, shall constitute the entire agreement among the parties. This Agreement and the other agreements referred to in the preceding sentence collectively supersede all prior and contemporaneous agreements, statements, understandings, and representations of the parties, whether written or oral, except as provided in the preceding sentence. There are no representations, warranties, agreements, arrangements, or understandings, oral or written between the parties relating to the subject matter of this Agreement which are not fully expressed herein or in another Operative Document. The parties agree that the traditional formulation of the parol evidence rule (whereby extrinsic evidence may not be used to vary or contradict the unambiguous terms of a document that represents a final and complete expression of the parties' agreement) shall govern in any action or proceeding that may ensue concerning this Agreement.

13.5       No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns. This Agreement is not for the benefit of any other person, and no other person shall have any rights against the parties hereunder.

13.6       Choice of Law. This Agreement is made and entered into under the laws of the State of Tennessee, and the laws of that State applicable to agreements made and to be performed entirely thereunder (without giving effect to the principles of conflicts of laws thereof) shall govern the validity and interpretation hereof and the performance by parties hereto of their respective duties and obligations hereunder.

13.7       Rules of Construction. The headings in this Agreement are inserted only as a matter of convenience and in no way affect the terms or intent of any provision of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." In the event that the last day for performance of an act or the exercise of a right hereunder falls on a day other than a Business Day, then the last day for such performance or exercise shall be the first Business Day immediately following the otherwise last day for such performance or such exercise. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

13.8       Delivery; Counterparts. This Agreement shall not become effective until executed by each party and delivered to the other. This Agreement may be executed in one or more counterparts. Each such counterpart shall be considered an original and all of such counterparts shall constitute a single agreement binding all the parties as if all had signed a single document. The parties acknowledge that delivery of executed counterparts of this Agreement may be effected by a facsimile transmission or other comparable means, with an original document to be delivered promptly thereafter via overnight courier. The parties agree that time is of the essence under this Agreement.

13.9       Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, provided that nothing contained herein shall be construed as prohibiting any party from pursuing any other rights and remedies available to it for such breach or threatened breach.

13.10     Severability. If any provision of this Agreement shall be contrary to the internal laws of the State of Tennessee or any other applicable law, at the present time or in the future, such provision shall be deemed null and void, but shall not affect the legality of the remaining provisions of this Agreement and such provision shall not be deemed null and void in any other jurisdiction. This Agreement shall be deemed to be modified and amended so as to be in compliance with applicable law and this Agreement shall then be construed in such a way as will best serve the intention of the parties at the time of the execution of this Agreement.

13.11     Notices. All notices, requests, consents, or other communications required or permitted to be given under this Agreement shall be in writing, may be delivered in person, by overnight air courier, by certified or registered mail (return receipt requested with all fees prepaid), and shall be deemed to have been duly given and to have become effective upon the date actually delivered to the parties or their assignees at the following addresses:

If to Parent, Seller or GCS:	First Tennessee Bank National Association 165 Madison Avenue, Third Floor Memphis, Tennessee 38103 Attention: Milton A. Gutelius, Jr. Senior Vice President Corporate Development and Treasurer
with a copy to: (which shall not constitute notice)	First Tennessee Bank National Association 165 Madison Avenue, Third Floor Memphis, Tennessee 38103 Attention: Clyde A. Billings, Jr. Senior Vice President and Assistant General Counsel
with a copy to: (which shall not constitute notice)	Baker, Donelson, Bearman, Caldwell & Berkowitz 165 Madison Avenue, Suite 2000 Memphis, Tennessee 38103 Attention: Desiree M. Franklin

If to Buyer:	NOVA Information Systems, Inc. One Concourse Parkway, Suite 300 Atlanta, Georgia 30328 Attention: Mindy M. Doster General Counsel
with a copy to: (which shall not constitute notice)	NOVA Information Systems, Inc. One Concourse Parkway, Suite 300 Atlanta, Georgia 30328 Attention: Edward M. O’Hare Senior Vice President
with a copy to: (which shall not constitute notice)	McKenna Long & Aldridge LLP SunTrust Plaza, Suite 5300 303 Peachtree Street, N.E. Atlanta, Georgia 30308 Attention: Marc C. D’Annunzio

The persons or addresses to which mailings or deliveries shall be made may be changed from time to time by notice given pursuant to the provisions of this Section.

13.12     Waiver of Jury Trial. The parties hereto hereby waive their respective right to trial by jury of any cause of action, claim, counterclaim or cross-complaint in any action, proceeding or hearing brought by any party against another on any matter whatsoever relating to, resulting from, arising out of, or in any way connected with this Agreement, or any amendment or breach hereof, including any claim or injury or damage, or the enforcement of any remedy under any Law, emergency or otherwise, now or hereafter in effect.

13.13     Expenses. Except as otherwise specifically provided in this Agreement, each party shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and other applicable fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

13.14     Brokers and Finders. Except for Goldman, Sachs & Co. in the case of Parent, GCS and Seller, each of the parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. Buyer shall not have any obligation to pay any fees, expenses or other charges to Goldman, Sachs & Co. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by any party, such party agrees to indemnify and hold each other party harmless from and against any Liability in respect of such claim.

13.15     Relationship of Parties. The relationship between Parent, GCS and Seller on the one hand and Buyer on the other hand established by this Agreement is solely that of vendor and vendee and nothing contained herein shall be deemed to create a joint venture between Parent, GCS or Seller and Buyer. No party, or its directors, officers, employees or Representatives shall be deemed the agent or servant of another party and no party shall have the right or authority to enter into any contract or commitment, in the name of or on behalf of the other party, or purport to bind the other party in any manner whatsoever.

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IN WITNESS WHEREOF the undersigned hereto execute this Agreement as of the date first written above.

PARENT: FIRST TENNESSEE BANK NATIONAL ASSOCIATION By: Name: Title:
SELLER: FIRST HORIZON MERCHANT SERVICES, INC. By: Name: Title:
GCS: GLOBAL CARD SERVICES, INC. By: Name: Title:

BUYER: NOVA INFORMATION SYSTEMS, INC. By: Name: Title:

INDEX OF EXHIBITS

TO MERCHANT ASSET PURCHASE AGREEMENT

EXHIBIT	DESCRIPTION
A	Form of Bill of Sale and Assignment and Assumption Agreement
B	Form of Interim Services Agreement
C	Form of Merchant Services Agreement
D	Form of Non-Competition Agreement
E	Opinion of Counsel to Parent, GCS and Seller
F	Opinion of Counsel to Buyer
G	Standard Merchant Agreements
H	Form of Employee Retention, Sale Participation and Non-Solicitation Agreement
I	Form of Residual Commission Buyout Agreement

SCHEDULE	DESCRIPTION
2.3	Merchant Security Arrangement Sharing
4.2	Schedule of Relationship Merchants Subject to the Holdback Amount
4.5	Items to be Prorated
11.4(f)	Schedule of Annual Net Revenue of Assigned Merchant